Exhibit 10.51

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

LEASE

Between

NORTH EAST DATA, LLC

as Landlord

and

COREWEAVE, INC.

as Tenant

Dated

September 4, 2026

LEASE

This Lease (this “Lease”) is entered into as of the date (the “Effective Date”) of the later of the signatures below, by and between Landlord and Tenant:

RECITALS

A.  Landlord is the owner of the Land at 5380-5384 Frontier Avenue, Niagara Falls, New York 14304, as further described in Exhibit A-1 attached hereto. The Land is or will be improved with, among other things, the Building described in Exhibit A-1 attached hereto. The Land, the Building, and Landlord’s personal property thereon or therein may be referred to herein as the “Project.”

B. Tenant desires to lease the Premises (defined in Item 5 of the Basic Lease Information, below).

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

BASIC LEASE INFORMATION

1.	Landlord:	North East Data, LLC, a Delaware limited liability company (“Landlord”).

2.	Tenant:	CoreWeave, Inc., a Delaware corporation (the “Original Tenant”)

As of the Effective Date, there is no Guaranty required under this Lease (as defined in Section 6.2). If a Guaranty is subsequently required pursuant to Section 6.2 and/or Section 6.3, “Guarantor” shall mean the Person executing such Guaranty (the “Guarantor”). Until a Guaranty is so delivered, all references herein to the “Guarantor” shall be of no force or effect.

3.	Tenant Addresses:	Tenant Address for Notices:	Tenant Address for Invoice of Rent:

		290 Mt. Pleasant Avenue Suite 4100	290 Mt. Pleasant Avenue Suite 4100
		Livingston, NJ 07039 Attn: Legal Department [***]	Livingston, NJ 07039 Attn: Account Department [***]

With a copy to:

McGrath North
[***]

4.	Landlord Addresses:	Landlord Address for Notices:	Wire Transfers for NRC and Cash Contribution:

		North East Data, LLC	[***]
447 Broadway, 2nd Floor, #538, New York, NY 10013
Email: [***]

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With a copy to:	Landlord Address for Payment:*

Jones Day	North East Data, LLC
110 North Wacker Dr. Ste. 4800	447 Broadway, 2nd Floor, #538,
Chicago, IL 60606	New York, NY 10013
Attention: Melissa Vandewater
Email: [***]	*Landlord may update payment instructions for Rent and other payments from time to time by written notice to Tenant in accordance with this Lease, including as required by Landlord’s financing documents.

5.	Premises:	The following portions of the Building:

(a) Datacenter Space:	Approximately 190,980 square feet of space in the Building and comprised of the following Data Halls (i) DH1, measuring approximately 18,980 square feet; and (ii) DH2, measuring approximately 13,920 square feet, all as depicted on Exhibit “B-1” attached hereto (the “Datacenter Space”). Notwithstanding anything to the contrary set forth herein, all measurements in this Lease are approximate. Landlord will promptly confirm the measurements of each Phase by written notice to Tenant within thirty (30) days after the Commencement Date of such Phase. Tenant may object in writing within fifteen (15) days after receiving the notice, after which the parties will work in good faith to make a final determination on such square footage.

(b) Pathway:	The pathway (the “Pathway”) shall consist of the following: All conveyance (ladder rack/cable tray) and associated cabling located in the Datacenter Space, and from the Datacenter Space extending to the Meet Me Room.

Tenant shall be permitted to pull and/or install cables and/or fiber in the Pathway. Tenant is responsible for the costs and installations of all conveyance, cables and/or fiber within the Pathway within the Datacenter Space, and Landlord shall provide reasonable access to the Building’s facilities, Meet Me Rooms, and Common Areas to allow Tenant to install such cables and/or fiber within the Pathway. Landlord is responsible for the costs and installations of all cables and/or fiber within the Pathway outside the Datacenter Space. Tenant may be limited in the number of cables and/or fiber that may be pulled through the Pathway by applicable Laws and by the physical constructs of such Pathway.

Landlord shall invoice Tenant for, and Tenant shall pay to Landlord, (a) any and all actual and documented third-party costs and expenses incurred by Landlord in connection with installation of the Pathway, [***]

(c) Office/Storage Space:	Approximately 18,380 square feet of office space within the Building (the “Office Space”), and approximately 12,860 square feet of dedicated storage/staging space within the Building (the “Storage Space”; together with the Office Space, collectively, the “Office/Storage Space”). The location of the Office/Storage Space in the Building is depicted on Exhibit B-1 attached hereto. The Office/Storage Space will be delivered on a slab floor.

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6.	Meet Me Room; Demarc Rack Space; Cross Connects:

(a) Meet Me Rooms:	The meet me rooms in the Building serve as the common interconnection areas for the Building and consist of the following: (i) the meet me room in the Building designated as “Meet Me Room 1” in Exhibit C attached hereto and (ii) the meet me room in the Building designated as “Meet Me Room 2” in Exhibit C attached hereto. Meet Me Room 1 and Meet Me Room 2 shall be individually known as a “Meet Me Room” and collectively known as the “Meet Me Rooms”. The Meet Me Rooms shall be operated by Landlord.

(b) Demarc Rack Space:	Tenant shall have the right to use up to (i) four (4) cabinets in Meet Me Room 1 and (ii) four (4) cabinets in Meet Me Room 2 (the “Demarc Rack Space”) in a location designated by Landlord or its affiliate.

(c) Cross Connects:	Tenant shall have the ongoing right to order cross connects throughout the Initial Term and any Extension Terms from the Landlord for a one-time fee, [***]

7.	Term:

(a) Commencement Date:	With respect to each Phase, the date on which all of the Commencement Date Conditions applicable to such Phase are satisfied. The Commencement Date for each Phase is currently targeted to occur on the Target Commencement Dates set forth in Item 7(b) below. All delivery dates and Target Commencement Dates set forth in this Lease shall be subject to extension for Excused Delay.

The Commencement Date for each Phase may occur independently of the others. Landlord will use commercially reasonable efforts to complete any minor Punch List Items not completed by the Commencement Date for an applicable Phase within [***] days after the respective Commencement Date for such Phase; provided that Landlord shall use commercially reasonable efforts to complete such Punch List Items as expeditiously as possible.

(b) Target Commencement Date:	Phase 1: The date that is [***] after the Effective Date.

Phase 2: The date that is [***] after the Effective Date.

(c) Initial Term:	With respect to each Phase, commencing on the Commencement Date for such Phase and expiring on the last day of the calendar month in which the date that is fifteen (15) years after the Commencement Date for such Phase occurs; provided, however, that the expiration date of each Phase shall be extended to be co-terminus with the Phase having the latest expiration date under this Lease, such that all Phases shall expire simultaneously on the last day of the calendar month in which the date that is fifteen (15) years after the Commencement Date for the last Phase to be delivered occurs (the “Initial Term”).

(d) Early Occupancy Period:	Subject to all of the terms and conditions of Section 3.1.2 of the Standard Lease Provisions and any limitations provided to Tenant in writing by Landlord designed to ensure unhindered completion of any and all work to be performed by or on behalf of Landlord in connection with satisfying the Commencement Date Conditions, Landlord and Tenant shall work cooperatively to determine when early access to each Phase is appropriate, [***]. The “Early Occupancy Date” means (and shall occur on) the date on [***] that Tenant is granted access to the applicable Phase sufficiently to allow Tenant to engage in the installation of Tenant’s Personal Property in the areas of the Premises allocated to such Phase and makes such areas of the Premises available to Tenant for such purposes.

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(e) Options to Extend the Term:	Two (2) Extension Options, each to extend the Term for an Option Term of sixty (60) months pursuant to Exhibit D.

8.	Rent:

(a) Base Rent:	The initial Base Rent for Phase 1 shall be [***] per kW per month. The initial Base Rent for Phase 2 shall be equal to the Base Rent per kW per month then in effect for Phase 1 as of the Commencement Date for such Phase (i.e., Phase 1’s initial Base Rent as escalated through the date of delivery of such subsequent Phase).

The Base Rent for each Phase shall escalate by [***] cumulative and compounding, upon each anniversary of the Commencement Date for such Phase. For purposes of this Item 8, the first consecutive one (1) month period with respect to each Phase shall elapse after the last day of the first full calendar month following the Commencement Date for such Phase. Base Rent shall be prorated for any partial calendar months at the beginning of the Term.

(b) Cross Connections:	No recurring charges shall be payable to Landlord for Cross Connections made by Tenant in the Meet Me Rooms; however, with respect to any Cross Connections in the Meet Me Rooms (or any Cross Connections in any other meet me rooms on the Campus, pursuant to Landlord’s prior approval), Tenant shall pay the then-current installation charge per Cross Connection by the applicable meet me room operator(s). Tenant is responsible for all costs to install and maintain Cross Connections, whether inside or outside of the Meet Me Rooms. In the event Landlord is required to provide services to trouble shoot or repair any Cross Connections, the time spent for the provision of such services shall be billed to Tenant at the provider’s then-current standard rates, which shall be due and payable within thirty (30) days following delivery of an invoice.

(c) Additional Rent:	As defined in Section 1.1 below.

(d) Prepaid Rent:	None.

(e) Cash Contributions:	$30,000,000 due and payable by Tenant within three (3) Business Days of the Effective Date, as more particularly set forth in Section 4.1.6(a).

9.	Security Deposit; Credit Support:	Tenant shall provide to Landlord (i) the Letter of Credit in satisfaction of the Security Deposit Requirement (as defined in Section 6.1 below) and (ii) the guaranty from Guarantor, in each case as set forth in Article 6.

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10.	Critical Load Power:	35 megawatts (MW), delivered in the following Phases (“Tranche 1”):

Phase	Critical Load Power
1	Floor 1, 25MW
DH1 (25MW)
2	Floor 1, 10MW
DH2 (10MW)

11.  Expansion Capacity; Right of First Offer:

(a) Expansion Capacity:	(i) subject to Landlord or its Affiliates securing allocation of additional power to the applicable site [***], Fifty (50) megawatts (MW) of additional IT load capacity (beyond the Critical Load Power under this Lease), guaranteed take-or-pay (and further subject to the such other conditions detailed in the Expansion Capacity and ROFO Agreement), with delivery milestones to be mutually agreed in the applicable Lease (“Tranche 2” or the “Firm Expansion Capacity”), and (ii) subject [***] up to two hundred fifteen (215) megawatts (MW) of additional IT load capacity to be deployed on a rolling basis as such additional power is made available to and allocated by Affiliate(s) of Landlord to one or more data center facilities in the Campus (the “Additional Expansion Capacity” and, together with the Firm Expansion Capacity, the “Expansion Capacity”), in each case in other data center building(s) to be located in the Campus pursuant to one or more separate lease agreements to be entered into by Affiliate(s) of Landlord, as landlord, and Tenant, as tenant, and guaranteed by Guarantor pursuant to and in accordance with the Expansion Capacity and ROFO Agreement by and between Blockfusion USA, Inc. and Tenant in the form attached hereto as Exhibit O (the “Expansion Capacity and ROFO Agreement”), which such Expansion Capacity and ROFO Agreement will be executed and delivered by Blockfusion USA, Inc. and Tenant on or before the Effective Date. For the avoidance of doubt, the Expansion Capacity and ROFO Agreement is not incorporated into this Lease and constitutes separate and independent obligations of each party thereto, and no default under the Lease shall constitute a default under the Expansion Capacity and ROFO Agreement or any lease executed pursuant to the terms thereof, and no default under the Expansion Capacity and ROFO Agreement or any other lease executed pursuant to the terms thereof shall constitute a default under this Lease.

(b) Right of First Offer for Additional Capacity:	Tenant will have the right of first offer to lease any power capacity that becomes available at the Property or other property acquired by Landlord or its Affiliate(s) located in the Campus above 300 MW (consisting of the Critical Load Power and Expansion Capacity) of aggregate IT load (the “ROFO Capacity”) pursuant to the terms and conditions of the right of first offer set forth in the Expansion Capacity and ROFO Agreement. For the avoidance of doubt, the ROFO Capacity does not include land, buildings, improvements, or other project rights – it applies solely to power capacity above the 300 MW threshold.

12.	Brokers:

(a) Landlord’s Broker:	Avison Young – New York, LLC

(b) Tenant’s Broker:	None.

This Lease shall consist of the foregoing Basic Lease Information, and the provisions of the Standard Lease Provisions (consisting of Articles 1 through 17 which follow) and Exhibits A through U, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Information, the Standard Lease Provisions and the Exhibits, the order of precedence shall be as follows: (i) the Standard Lease Provisions, (ii) the Basic Lease Information then (iii) the Exhibits. Any initially capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Standard Lease Provisions.

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1. DEFINITIONS. 1.1 “Additional Rent” means all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such.

1.2  “Affiliate” means, with respect to any designated Person, any Person that is directly or indirectly Controlled by, under common Control with or that Controls such designated Person.

1.3  “Alterations” means any alterations, additions, improvements, or replacements to the Premises, the Building, or any other portion of the Building or Campus or any of their respective component parts, including the Building Systems, whether structural or non-structural, capital or non-capital.

1.4 “Back Up Power Systems” is defined in Section 8.1.2.2.

1.5  “Base Design Specifications” means the design specifications for the Premises on which the Base Rent of $145.00 per kW per month was calculated, as more particularly described in Exhibit F attached hereto.

1.6 “Base Rent” is defined in Section 4.1.1.

1.7 “Brokers” means the Persons, if any, identified in Items 12(a) and 12(b) of the Basic Lease Information.

1.8 “Building” is defined in Exhibit A-1 attached hereto.

1.9  “Building Rules and Regulations” means Landlord’s rules and regulations for the Building, as such rules and regulations may be amended, modified, or supplemented from time to time by Landlord; provided that, for so long as Tenant is the sole tenant or occupant of the Building, (a) Tenant may propose reasonable changes to the Building Rules and Regulations, which Landlord shall consider in good faith, (b) no amendment, modification, or supplement shall be effective without Tenant's prior written consent, not to be unreasonably withheld, conditioned, or delayed; provided, however, that Landlord shall retain sole discretion (without requiring Tenant’s consent) to adopt, amend, or enforce any Building Rules and Regulations relating to emergency procedures, life-safety systems, or physical security of the Building (so long as it does not conflict with Tenant’s Physical Security Baseline) , and (c) no Building Rules and Regulations shall materially increase Tenant's obligations or costs, reduce Tenant's rights, or conflict with this Lease, and in the event of any conflict, this Lease shall control.

1.10  “Building Systems” means, collectively, the Project’s primary systems and equipment, including, without limitation, fire/life safety, electrical (including incoming electrical service), HVAC, plumbing or sprinkler, access control (including, without limitation, Landlord’s Access Control Systems), mechanical, security, telecommunications and network fiber raceways, building management systems (BMS), any substations, and elevator systems and equipment. For the avoidance of doubt, the Building Systems end at the Demarcation Point as set forth in Exhibit F.

1.11  “Business Day(s)” means a day that is not a Saturday, Sunday, or legal holiday in the State of New York. If the date for the performance of any covenant or obligation under this Lease shall fall on a Saturday, Sunday or legal holiday in the State of New York, the date for performance thereof shall be extended to the next Business Day.

1.12  “Campus” means, initially, the property located at 5380-5384 Frontier Avenue, Niagara Falls, New York 14304 (the “Property”), the current plan for which is depicted on Exhibit A-1, and which will include the Building. At Landlord’s sole option, Landlord may elect to expand the Campus to include any other building(s) and improvements owned, developed and/or operated by Landlord and its Affiliates that are located in proximity to the Building.

1.13  “Campus Rules and Regulations” means Landlord’s rules and regulations for the Campus, as such rules and regulations may be amended, modified, or supplemented from time to time in Landlord’s sole and absolute discretion.

1.14 “Cash Contribution” has the meaning set forth in Section 4.1.6(a).

1.15  “Claims” means, collectively, third-party claims, actions, suits, proceedings, losses, damages, obligations, liabilities, penalties, fines, costs, and expenses, including, without limitation, attorneys’ fees, legal costs, and other costs and expenses of defending against any third-party claims, actions, suits, or proceedings.

1.16 “Commencement Date” is defined in Item 7(a) of the Basic Lease Information.

1.17 “Commencement Date Conditions” means and shall be satisfied upon the occurrence of, with respect to each Phase:

(a)  the date on which Landlord’s Installations for such Phase have achieved Substantial Completion in a good, workmanlike and lien-free manner in accordance with applicable Laws, and the Base Design Specifications (defined in Exhibit F) as set forth in Landlord’s Commencement Date Notice, which condition shall be deemed to have been satisfied upon Landlord’s (subject to the Construction and Commencement Disputes process under Section 17.24.1 of this Lease) delivery of a certificate of substantial completion from Landlord’s architect evidencing Substantial Completion of such Landlord’s Installations;

(b)  All Building Systems serving the Phase that are part of Landlord’s Installations are fully operational, and the Commissioning has been completed in accordance with requirements for Level 4 of the Commissioning Criteria set forth in Schedule F-2 to Exhibit F, which condition shall be deemed to have been satisfied upon Landlord’s receipt of the Commissioning Complete Letter and Landlord providing a copy thereof to Tenant (subject to the Construction and Commencement Disputes process under Section 17.24.1 of this Lease);

(c)  a certificate of occupancy, certificate of completion issued by the City of Niagara Falls or other municipal building-code approval, or other equivalent approval required for delivery of such Phase has been issued by the applicable Governmental Authority (provided that the issuance of any certificate of completion, no further action letter, or other approval under the New York Brownfield Cleanup Program or by the New York State Department of Environmental Conservation shall not be a Commencement Date Condition except to the extent they prevent Tenant’s Permitted Use of the Premises), and any use permits issued by all applicable Governmental Authorities and required for the use and operation of the Premises (excluding any permits that Tenant is required to attain for the use and operation of its business or Equipment); and

(d)  Landlord has delivered possession of the area comprising the Phase to Tenant, and Tenant has access to the applicable Phase; and

(e)  the full Critical Load Power allocated to such Phase in accordance with Item 10 of the Basic Lease Information, is energized and available for continuous use at the applicable Demarcation Point, and all utility interconnection, transmission, capacity, and power-supply contracts and all governmental and utility approvals necessary to deliver and operate such Critical Load Power on a firm, continuous basis have been obtained and are in full force and effect; and

(f)  Landlord provides Tenant a letter that Landlord’s Services are ready and available for Tenant’s use subject to the terms and conditions of the Lease.

1.18  “Commencement Date Notice” means and refers to a notice from Landlord to Tenant with respect to any Phase, in the form attached hereto as Exhibit E that (a) memorializes Landlord’s delivery of a particular Phase to Tenant, and (b) confirms the actual Commencement Date of such Phase (which shall deemed to be the date the Commencement Date Conditions applicable to such Phase are satisfied).

1.19  “Commissioning” means the act of causing the commissioning and turn-up of the infrastructure upstream of the applicable Demarcation Point serving the applicable Phase pursuant to the Commissioning Criteria attached as Schedule F-2 to Exhibit F, such that such infrastructure has passed Level 4 of such Commissioning Criteria as of the Commencement Date, and Level 5 of such Commissioning Criteria within [***] for such Phase. Notwithstanding the foregoing, in connection with the Commissioning of Phase 2, Landlord may conduct a brief integrated systems test requiring Phase 1 infrastructure that is the subject of the testing to temporarily operate below Level 5 for a period not to exceed [***] (the “Integration Test Window”), during which such temporary reduction shall not constitute a failure to maintain Level 5 Commissioning for Phase 1 or a breach of any Service Level with respect to Phase 1; provided that Landlord shall (a) provide Tenant not less than [***] prior written notice of the Integration Test Window, and (b) use commercially reasonable efforts to minimize the duration and impact thereof. The entire commissioning process shall be executed and documented in accordance with principles defined by ASHRAE Guideline 0-2019 and ASHRAE/IES Standard 202-2024 and shall satisfy and document any state-mandated energy code requirements that relate to commissioning of the Building and its systems; provided that such ASHRAE guidelines and standards shall be applied only to the extent consistent with standard industry practice for comparable hyperscale data center facilities. For the avoidance of doubt, the Commissioning (and all Commissioning Criteria set forth in Schedule F-2) shall apply only to the infrastructure and systems up to and including the applicable Demarcation Points as set forth in Exhibit F, and shall not extend to any equipment, systems, or infrastructure downstream of the Demarcation Points.

1.20  “Commissioning Authority” means a firm experienced in implementing the commissioning process, with a commissioning team led by an individual certified by an ANSI/ISO/IEC 17024:2012 accredited organization to lead and manage commissioning teams and implement the commissioning process.

1.21  “Commissioning Complete Letter” means and refers to a letter from the Commissioning Authority evidencing successful Commissioning of the Phase to Level 4 upstream of the applicable Demarcation Point.

1.22  “Common Areas” means those areas of the Building and/or Campus that are provided for the common use of all Campus tenants, occupants, and invitees, as designated by Landlord from time to time, such as, without limitation, driveways, parking areas, plazas, and sidewalk areas.

1.23  “Containment System” means a commercially reasonable hot aisle containment system that (a) is in compliance with existing Laws, and (b) is designed, installed and maintained by Tenant.

1.24  “Control” or “Controlling” or “Controlled” means the direct or indirect beneficial ownership of a controlling percentage of, or right to vote interests possessing the ability to direct the management of, or possession of the direct or indirect power to direct or cause the direction of the management and policies of, a Person.

1.25  “Critical Load Power” means the total electrical power supplied to the Demarcation Point that is available for utilization by Tenant in the Datacenter Space for the purpose of delivering critical electrical power to Tenant’s Equipment and other Tenant’s Personal Property in the Datacenter Space, and excluding electrical power needed within the Datacenter Space for any systems or services that support the critical electrical power to Tenant Equipment in the Building, including but not limited to, heat rejection or HVAC systems, lighting or other common facility systems or services. For the avoidance of doubt, notwithstanding that such electrical power for heat rejection, HVAC systems, lighting, and other common facility systems or services is excluded from the definition of Critical Load Power, all costs associated with such electrical power shall be passed through to Tenant and payable by Tenant as part of the Power Payment or as Additional Rent in accordance with Section 4.1.2 and Section 4.1.5, without mark-up by Landlord.

1.26  “Cross Connections” means interconnections in a Meet Me Room between Tenant’s Demarc Rack Space and any telecommunications carriers present in such Meet Me Room.

1.27 “Data Hall” means each datacenter suite designated as a “Data Hall” or “DH” on Exhibit B.

1.28 “Datacenter Space” is defined in Item 5(a) of the Basic Lease Information.

1.29 “Datacenter Tenant Access List” has the definition set forth in Section 8.1.1.2.

1.30 “Declaration” has the meaning set forth in Section 2.6.

1.31 “Declaration Documents” has the meaning set forth in Section 2.6.

1.32  “Default Rate” [***]

1.33 “Demarc Rack Space” is defined in Item 6(b) of the Basic Lease Information.

1.34 “Demarcation Point” has the meaning described in Exhibit F.

1.35 “Early Occupancy Date” (if any) is defined in Item 7(d) of the Basic Lease Information.

1.36  “Early Occupancy Period” means the period (if any) specified in Item 7(d) of the Basic Lease Information, during which Tenant can occupy and use the Premises prior to the Commencement Date in accordance with the terms and conditions of Section

3.1.2 of the Standard Lease Provisions.

1.37 “Effective Date” is defined in the preambular paragraph to this Lease.

1.38  “Electrical Metering Equipment” means electrical metering device(s) that is (or are) compatible with Landlord’s energy management system for monitoring the electricity delivered to the Building, including all of the electricity: (a) delivered as Critical Load Power to the Datacenter Space, and (b) required to operate all mechanical and electrical equipment serving the Datacenter Space. Tenant shall have the option, at its sole cost and expense, to install its own submetering. Electricity costs shall be allocated and passed through to Tenant in accordance with Section 4.1.2.

1.39  “Emergency” means any situation where Landlord, in its reasonable business judgment, concludes that access to the Premises is immediately necessary in order (a) to avoid imminent material damage to property, (b) to protect the safety of any person from imminent harm or (c) to avoid any event that is likely to lead to imminent failure to meet the Service Levels for the Premises or to remediate any failure to meet the Service Levels.

1.40  “Encumbrances” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, lease, sublease, attachment, conditional sales agreement, encumbrance, preemptive right, right of first refusal, right of first offer, covenant, condition, restriction, reciprocal easement agreement, declaration or other right of third parties, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give or enter into any of the foregoing.

1.41  “Environmental Laws” means and includes all now and hereafter existing Laws regulating, relating to, or imposing liability or standards of conduct concerning Hazardous Materials or otherwise concerning public health and safety or the environment.

1.42 “Equipment” means only computer, switch, and/or communications equipment.

1.43 “Event of Default” is defined in Section 15.1.

1.44  “Excused Delays” shall mean (a) events of Force Majeure, (b) Tenant Delays, and/or (c) any delay resulting from Tenant's failure to timely satisfy its payment obligations with respect to the Cash Contribution or Utility Credit Support.

1.45 “Extension Option” is defined in Exhibit D attached hereto.

1.46 “Force Majeure” is defined in Section 17.6.

1.47 Intentionally Omitted.

1.48  “Governmental Authority” means any of the United States of America, the state, county and/or city in which the applicable portion of the Campus or the Project is located (and/or any political subdivision of such state, county or city), any agency, department, commission, public service corporation, board, bureau or instrumentality of any of the foregoing, and any quasi-municipal corporation or similar entity that now exists or is hereafter created, having jurisdiction over the applicable portion of the Campus or the Project or any portion thereof or the vaults, curbs, sidewalks, streets and areas adjacent thereto.

1.49  “Handle,” “Handled,” or “Handling” means any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

1.50  “Hazardous Materials” means and includes: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (PCBs); (iv) asbestos, asbestos-containing materials or presumed asbestos-containing materials; (v) which is radioactive; (vi) which is infectious; or

(b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics and that present a risk to public health and safety or the environment if released to the environment or misused or mishandled.

1.51  “Highly Fluctuating Load” means any load with highly fluctuating or large instantaneous load characteristics that, individually or in aggregate, materially and adversely impairs the utility’s service to another customer supplied from the same distribution system, in each case as formally determined by the utility.

1.52.  “Highly Fluctuating Load Solutions” means those measures, if any, that the utility affirmatively requires, and is legally permitted to require under the applicable tariff, to remedy a Highly Fluctuating Load condition, which may include certain hardware, equipment, and software or firmware solutions.

1.53. “Holder” means the holder of any Security Instruments.

1.54  “Holdover Base Rental Rate” [***]

1.55 “HVAC” means heating, ventilation, and air conditioning.

1.56 “Initial Term” means the period specified in Item 7(c) of the Basic Lease Information.

1.57 “Institutional Investor” means an entity that is principally engaged, in the ordinary course of its business, in making or managing high quality investments in investment grade real estate or infrastructure across a diversity of asset classes, for financial investment purposes, on behalf of its shareholders/clients (including an investment banking firm, commercial bank, private equity fund, private equity fund manager, pension fund, pension fund manager, hedge fund, hedge fund manager, real estate investment trust, or sovereign wealth fund being used as an investment vehicle for such investor); provided, however, Tenant agrees a single purpose entity qualifies as an Institutional Investor if such single purpose entity is owned or Controlled (directly or indirectly) by a parent entity that qualifies as an Institutional Investor.

1.58 “Institutional Owner Practices” means practices that are consistent with the practices of the majority of the institutional owners of institutional grade, first-class data center or telecommunications projects in the United States of America.

1.59 “Land” is defined in Exhibit A-1 attached hereto.

1.60 “Landlord” is defined in Item 1 of the Basic Lease Information.

1.61 “Landlord Confidential Information” means: (a) the terms and provisions of this Lease and of any term sheet, letter of intent or discussions on which this Lease is based and the content of any discussions between Landlord and Tenant regarding the same and (b) any other information that is disclosed by Landlord: (i) that is marked as confidential, proprietary, or with a similar legend or (ii) that the party receiving the information otherwise should reasonably know to be confidential based upon its content.

1.62 “Landlord Default” is defined in Section 16.1.

1.63 “Landlord Parties” means, collectively, Landlord and its Affiliates and successors and assigns, and all of their respective directors, officers, shareholders, members, employees, agents, constituent partners, contractors, invitees, Affiliates, beneficiaries, trustees, and representatives. “Landlord Party” means any of the Landlord Parties.

1.64 “Landlord’s Access Control Systems” means Landlord’s obligation to maintain physical access controls consistent with Tier III or its equivalent and with Institutional Owner Practices, as such controls may be updated or modified by Landlord from time to time in its reasonable discretion to reflect changes in technology, applicable Laws, or industry standards.

1.65 “Landlord’s Installations” means the items and installations described on Exhibit F attached hereto.

1.66 “Late Charge” is defined in Section 4.3.

1.67 “Late Charge Delinquency” means any failure of Landlord to receive any payment of Rent on or before the date that is ten (10) days after the date on which such payment of Rent is due.

1.68 “Law(s)” means, collectively, statutes, laws, ordinances, building codes, rules, regulations, orders, and directives of any Governmental Authority having jurisdiction (including, without limitation, any certificate of occupancy), and all covenants, conditions, and restrictions applicable to the Campus or the Project.

1.69 “Lease” is defined in the preambular paragraph to this Lease.

1.70 “Lease Documents” means this Lease together with any and all exhibits, riders, amendments, or addenda to this

Lease.

1.71 “Meet Me Room” and “Meet Me Rooms” are defined in Item 6(a) of the Basic Lease Information.

1.72 “MMR Services” means the services typically provided by companies in the business of providing carrier-neutral interconnections, including, without limitation, furnishing of space, racks and pathway to parties for the purpose of such party’s placement and maintenance of computer, switch and/or communications equipment and connections with the communications cable and facilities of other parties in the Building.

1.73 “Notified Party” means each Holder (defined above) of which Tenant has received notice.

1.74 “OFAC” is defined in Section 17.21.

1.75 “Original Tenant” is defined in Item 2 of the Basic Lease Information.

1.76 “Pathway” means those certain conduit(s), partial conduit(s) and/or dark fiber(s) or copper described in the Item 5(b) of the Basic Lease Information.

1.77 “PDU” means a Power Distribution Unit.

1.78 “Permitted Alterations” means only usual and customary installations, repairs, maintenance, and removals of Equipment, Tenant’s Personal Property, and telecommunication cables within the Premises if and to the extent that such installations, repairs, maintenance, and removals: (a) are usual and customary within the industry for similar data centers, hyperscalers, and neoclouds,

(b) are of a type and extent which are customarily permitted to be made without consent by landlords acting consistently with Institutional Owner Practices leasing similar space for similar uses to similar tenants, (c) are in compliance with applicable Laws and the Building Rules and Regulations and the Campus Rules and Regulations, and (d) shall not affect the Building’s structure, or any Building Systems (including, without limitation, the Building’s (and the Datacenter’s) electrical, plumbing, HVAC, life safety, or mechanical systems).

1.79 “Permitted Use” means data center use which includes, but not limited to, the placement, installation, operation, repair, and maintenance of computer, switch, data storage, processing, and/or communications equipment and connections of such equipment, via telecommunications cables or otherwise, with the facilities and/or equipment of Tenant, fiber providers, as well as ancillary office use, and other activities that are related or ancillary to the business operations of a data center.

1.80 “Person” means an individual, general or limited partnership, limited liability partnership or company, corporation, trust, estate, real estate investment trust association or any other entity.

1.81 “Phase” means, individually, any of Phase 1 or Phase 2, which are collectively referred to as the “Phases”. The areas of the Premises allocated to each Phase are depicted on Exhibit B-1, Exhibit B-2 and Exhibit C attached hereto.

1.82 “Power Counterparty” has the meaning set forth in Section 4.1.4(a).

1.83 “Power Payment” has the meaning set forth in Section 4.1.2.

1.84 “Premises” is defined in Item 5 of the Basic Lease Information.

1.85 “Project” is defined in Recital A to this Lease.

1.86 “Regulatory Updates” means any post-Effective Date regulatory mandate or change in Law by a Governmental Authority with respect to large electrical loads or the electrical infrastructure required to serve large electrical loads at the Building. The Existing Moratorium shall not be considered a Regulatory Update.

1.87 “Rent” is defined in Section 4.3 of the Standard Lease Provisions.

1.88 “Qualified Datacenter Operator” means the initial Landlord or any other entity that itself either has (or is directly or indirectly owned and Controlled by any entity that has), or engages a third party that has, an operations and management team with an average of at least [***] of experience operating and managing at least [***] datacenter facilities with capacity of at least [***].

1.89 “RPP” means a Remote Power Panel.

1.90 “Security Instruments” means, collectively: (a) all present and future ground leases and master leases of all or any part of the Campus, the Project or the Building; (b) Landlord’s present and future mortgages, deeds to secure debt and deeds of trust encumbering all or any part of the Campus, the Project or the Building; (c) all past and future advances made under any such Landlord mortgages or deeds of trust; and (d) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages and deeds of trust, which now or hereafter constitute a lien or security title upon or affect Landlord’s interest in the Campus, the Project or the Building.

1.91 “Service Level Agreement” or “SLA” means for the service level agreement set forth in Exhibit G.

1.92 “Service Level(s)” means the service levels specified in the Service Level Agreement

1.93 Intentionally Deleted

1.94 “Substantial Completion” or “substantially complete” means, with respect to a Phase, that Landlord has completed Landlord’s Installations, except for items which will not materially interfere with the access and use of such Phase for Tenant’s data center operations and use of the facility for the Permitted Use (such items, collectively the “Punch List Items”). Punch List Items that do not materially interfere with Tenant’s access to, installation of Tenant’s Personal Property in, or use of such Phase for the Permitted Use shall not prevent Landlord’s Installations from being deemed substantially completed.

1.95 “State” means the state in which the Project is located.

1.96 “Storage Space” is defined in Item 5(c) of the Basic Lease Information.

1.97 “Taking” is defined in Section 10.2.

1.98 “Taking Date” is defined in Section 10.2.

1.99 “Target Commencement Date” means and refers to, with respect to each Phase, the Target Commencement Date specified for such Phase in Item 7(b) of the Basic Lease Information, which dates shall be extended to the extent of any delays resulting from Excused Delays.

1.100 “Tenant” means Original Tenant, and any person or entity to whom or to which all of Original Tenant’s interest in this Lease is assigned (or otherwise transferred) in accordance with the provisions of Article 11 of the Standard Lease Provisions.

1.101 “Tenant Delay” means any of the following: (i) Tenant’s failure to timely provide any information required under this Lease to Landlord or to respond to and/or approve any matter requiring Tenant’s consent or approval under this Lease or any Customer Order Form (subject to any timeframes designated in this Lease); (ii) any other act or omission of Tenant or any Tenant Party, not caused by an act or omission of Landlord, that actually and demonstrably delays completion of all or any portion of Landlord’s Installations or Landlord’s ability to satisfy the Commencement Date Conditions; or (iii) any mutually agreed to written and mutually executed change orders or other requests by Tenant to change the nature, scope, design or other details in relation to one or more data halls or Landlord’s Installations; or (iv) Tenant’s failure to coordinate with Landlord in respect of Tenant’s activities in the Premises during the Early Occupancy Period to the extent such failure delays Landlord’s completion of Landlord’s Installations or satisfaction of the Commencement Date Conditions.

1.102 “Tenant Fit-Out” has the meaning set forth in Exhibit F attached hereto.

1.103 “Tenant Parties” means collectively, Tenant, its Transferees and any other Person claiming by, through or under Tenant, and their respective contractors, clients, customers, users, officers, directors, employees, representatives, licensees, agents, and invitees.

1.104 “Tenant Party” means any of the Tenant Parties.

1.105 “Tenant’s Confidential Information” means: (a) the contents of any documents disclosed to Landlord in accordance with the terms herein, (b) the fact that Landlord and Tenant have entered into this Lease, (c) any information that is disclosed by Tenant that is marked as confidential, proprietary, or with a similar legend, and (d) any other information that is identified in this Lease as Tenant’s Confidential Information.

1.106 “Tenant’s Personal Property” means, collectively, all Equipment, cable, wiring, connecting lines, CDUs, and other installations, equipment, or property installed or placed by or on behalf of Tenant or any Tenant Party, whether owned, leased, rented or borrowed, anywhere in the Building, Datacenter Space, and/or the Premises (including, but not limited to the Tenant’s Security System, as defined in Section 9.3.2, if any), not including any equipment or property owned, leased or licensed by any Landlord Party.

1.107 “Term” means the Initial Term, as such Initial Term may be extended by exercise of any right of Tenant hereunder to extend the term of this Lease (as provided in Item 7(e) of the Basic Lease Information), or otherwise upon the written agreement of Landlord and Tenant.

1.108 “Tier III” means the Tier III or equivalent data center classification adopted by Uptime Institute as of the Effective Date.

1.109 “Tranche Lease” means this Lease (with respect to Tranche 1) and each other lease agreement entered into by Tenant (or an Affiliate of Tenant) and an Affiliate of Landlord with respect to the Firm Expansion Capacity or Additional Expansion Capacity pursuant to the Expansion Capacity and ROFO Agreement.

1.110 “Transfer” means and includes any of the following: (a) a sublease of all or any part of the Premises; (b) an assignment of the Lease; (c) entering into any other agreement (i) that permits a third party (other than Tenant’s employees agents, contractors, vendors, invitees, and occasional guests) to occupy or use any portion of the Premises, or (ii) otherwise assigns, transfers, mortgages, pledges, hypothecates, encumbers or permits a lien to attach to Tenant’s interest under this Lease; or (d) a direct or indirect transfer, assignment, pledge, or hypothecation of a Controlling interest in Tenant. A Transfer further includes (a) an assignment of this Lease to a Successor of Tenant, (b) a sublease of all or part of the Premises to an Affiliate of Tenant, and (c) a merger, consolidation, reorganization, or an assignment of this Lease in connection with the sale or transfer of all or substantially all of the assets of Tenant. Notwithstanding the foregoing, none of the following shall constitute a Transfer or require Landlord’s consent: any issuance, sale, transfer, or trading of stock or other equity interests in Tenant or in any direct or indirect parent of Tenant whose equity is publicly traded on a recognized securities exchange or in an over-the-counter market, including any change of Control resulting therefrom or from any public offering. Notwithstanding the immediately preceding sentence, a Transfer shall include any transaction or series of related transactions pursuant to which the equity interests of Tenant or of such parent cease to be publicly traded on a recognized securities exchange or in an over-the-counter market.

1.111 “Transfer Request” means a written request for Landlord’s consent to a proposed Transfer, which includes a statement containing: (a) the name and address of the proposed Transferee; (b) current, certified financial statements of the proposed Transferee, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; and (c) all of the principal terms of the proposed Transfer.

1.112 “Transferee” means any Person to whom a Transfer is made or sought to be made.

1.113 “Utility Credit Support” has the meaning set forth in Section 4.1.4(a).

1.114 “Warrant” has the meaning set forth in Section 4.1.6(b).

1.115 “Warrant Agreement” has the meaning set forth in Section 4.1.6(b).

Terms in initial capitals that are not defined in Article 1 shall have the meanings given to them elsewhere in this Lease.

2. LEASE OF PREMISES.

2.1 Lease of Premises; Quiet Enjoyment; Access. In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord leases the Premises to Tenant for the Term and Tenant leases the Premises from Landlord for the Term. Subject to all of the terms and conditions of this Lease (including, without limitation, the Building Rules and Regulations, the Campus Rules and Regulations, and Landlord’s Access Control Systems and other access control protocols), (a) Tenant shall quietly have, hold and enjoy the Premises without hindrance from Landlord or any person or entity claiming by, through or under Landlord, and (b) Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

2.2 Condition of Premises. Landlord acknowledges and agrees that Landlord will, at Landlord’s sole cost and expense, complete all of the Landlord’s Installations in accordance with the Base Design Specifications and satisfy the Commencement Date Conditions with respect to each Phase of the Premises. Tenant acknowledges and agrees that except for Landlord’s Installations specifically described in Exhibit F and Exhibit F-1 attached hereto and Landlord’s maintenance, repair, and replacement obligations under this Lease, Landlord has no obligation to construct or install any improvements in or to make any other alterations or modifications to the Campus, the Project, the Building, the Datacenter Space, or the Premises. It is understood and agreed that:

2.2.1 Subject to the mutual agreement between Landlord and Tenant for Landlord to perform the Tenant Fit-Out work pursuant to a binding TFO Work Letter as defined in Schedule F-3, Tenant shall have the sole responsibility, at its expense, to secure any and all governmental permits and/or approvals relating to the installation, use, or operation of Tenant’s Equipment, Tenant’s Personal Property, and Tenant Fit-Out (except to the extent expressly required for Landlord’s Installations and operation of the Building as a data center generally, and excluding any permits or approvals required solely by reason of Tenant’s Equipment, Tenant’s Personal Property, and Tenant Fit-Out). Upon Tenant’s reasonable request, Landlord shall provide all necessary assistance to Tenant in obtaining permitting and approvals; provided, however, that (a) all costs associated with such permitting and approvals under this Section 2.2.1. shall be the responsibility of Tenant, and (b) Tenant shall reimburse Landlord for any costs (including costs associated with the allocation of any internal Landlord resources) incurred in connection with the assistance provided to Tenant in relation hereto.

2.2.2 Tenant shall have the sole responsibility, at its expense, to install (in accordance with best practices in the datacenter industry) all of Tenant’s Equipment and other Tenant’s Personal Property.

2.2.3 Except to the extent (if at all) expressly provided in Exhibit F and Exhibit F-1 attached hereto, Tenant shall, at its sole cost and expense, be responsible for the installation of the following within the Datacenter Space: (a) all equipment and raceways downstream of the Demarcation Point, including without limitation, all Power Distribution Units (“PDUs”) serving the Datacenter, all Remote Power Panels (“RPPs”), power distribution whips, receptacles and other electrical installations required to distribute in the Datacenter the electrical power delivered by Landlord to the Demarcation Point, (b) a Containment System with respect to Tenant’s fit out of the Datacenter Space, (c) any and all installations and or equipment that are required to transform the electrical power delivered by Landlord to the PDUs serving the Datacenter Space in any manner required by Tenant’s Equipment or other Tenant’s Personal Property, and (d) for all ladder rack, cable management, racks, other containment solutions and other installations that are required for use of the Datacenter Space; provided that, to the extent performed by a party other than Landlord in accordance with Item 8 of the Basic Lease Information, Tenant shall use an electrical contractor reasonably approved by Landlord (which will not be unreasonably withheld or delayed) to perform any tap-in to the Building’s electrical system located at the PDUs that are required to distribute electrical power in the Datacenter Space. Landlord and Tenant hereby agree that Landlord shall have no obligations with respect to any equipment or systems “downstream” of the Demarcation Point, including, but not limited to, the installation, operation or independent commissioning of the CDUs. In addition, upon Tenant’s request, Landlord may perform any other installations with respect to the Datacenter Space described in this Section 2.2.3 on behalf of Tenant pursuant to a Customer Order Form, with Tenant reimbursing Landlord for all actual costs incurred plus a project management fee of [***] payable as Additional Rent.

2.3 Common Areas. Tenant shall also have the non-exclusive right to use, in common with others, the Common Areas, subject to the terms hereof. The Common Areas shall be subject to the exclusive management and control of Landlord, and Tenant shall comply with all rules and regulations (including, but not limited to, the Building Rules and Regulations and the Campus Rules and Regulations) pertaining to the Common Areas. Landlord shall have the right from time to time to designate, relocate and limit the use of particular areas or portions of the Common Areas. Landlord shall also have the right to close all or any portion of the Common Areas as may, in the sole discretion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights in any person. For the avoidance of doubt, it is understood and agreed that Landlord owns and has sole and exclusive rights to the conduit infrastructure entering the Building and connecting all data center rooms located throughout the Building to the Meet Me Room (and that such conduit infrastructure is not part of the Common Areas).

2.4 Meet Me Room; Cross Connections.

2.4.1 Tenant acknowledges and agrees that (a) all interconnections between the systems of Tenant and third parties must be made in one or more Meet Me Room(s), and (b) Landlord shall not be obligated to provide any telecommunications network services or managed services to Tenant under this Lease, except to the extent specifically provided herein. Tenant is responsible for the costs and installations of all patch panels and all cable(s) and/or fiber (y) between the Datacenter Space and the area within the Datacenter where connections to a Meet Me Room are made, and (z) within the Pathway; provided that, upon Tenant’s request, Landlord may perform such installations on behalf of Tenant pursuant to a Customer Order Form. All patch panels, cables, fiber and related installations must comply with the terms of this Lease, including, without limitation, Sections 9.2, 9.3 and 13.2 and the Building Rules and Regulations and the Campus Rules and Regulations.

2.4.2 Tenant acknowledges that the Meet Me Rooms are operated by Landlord and that all operations in the Meet Me Rooms (including all Meet Me Room Services), and all Tenant presence in the Meet Me Rooms (including, but not limited to, Cross Connections made in Landlord’s interconnection rack(s) in the Meet Me Rooms) are governed and controlled by Landlord. Cross Connections in the Meet Me Rooms may be requested by Tenant, and subject to any restrictions relating to the Building or the Campus, may be made (at Tenant’s expense) in accordance with the terms of this Lease and subject to all of the terms and conditions of Landlord standard practices (which shall be consistent with the customary practices of similarly situated entities providing similar services). Landlord shall control access of (a) all personnel entering the Meet Me Rooms, and (b) all telecommunications carriers entering the Building and/or the Campus.

2.5 Parking. In connection with Tenant’s lease of the Premises, during the Term, Tenant shall be entitled to the use of unreserved vehicle parking spaces in the parking facilities from time to time associated with the Building (or in portions thereof designated by Landlord) on a first-come, first-served, as available basis. Tenant acknowledges and agrees that: (a) Landlord, in its sole and absolute discretion, shall have the right to assign any unreserved and unassigned parking spaces and/or make all or a portion of such spaces reserved; and (b) that Tenant shall have no right to use any spaces which have been specifically assigned to other tenants or other parties or otherwise designated as reserved. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or any other Tenant Party or their respective employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities. Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Law. Tenant shall comply with all rules and regulations established by Landlord from time to time for the orderly operation and use of the parking facility. Tenant’s use of the parking facility shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the parking facility or otherwise in connection with any use of the parking facility by Tenant or any of Tenant’s permitted users, except to the extent caused by Landlord’s breach of its security obligations under this Lease or Landlord’s gross negligence or willful misconduct. Landlord may alter the size, configuration, design, layout, or any other aspect of the parking facility and, in connection therewith, temporarily deny or restrict access to the parking facility (so long as such other suitable parking is made available for Tenant’s to access and use the Premises), in each case without abatement of Rent or liability to Tenant. If Tenant permits or allows any of the prohibited activities described in this Section 2.5, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be payable within thirty (30) days following demand by Landlord.

2.6 Condominium; Subdivision; Lot Amalgamation.

2.6.1 Tenant acknowledges that, in the future, the Premises may be included within a condominium or subdivision that may be created pursuant to a condominium or subdivision plan and declaration (“Declaration”) that may be recorded against the Land (and other land within the Campus) and may be amended from time to time. This Lease and Tenant’s use and occupancy of the Premises pursuant hereto shall be subject and subordinate at all times to the Declaration and any bylaws, plats and plans, resolutions, rules and regulations promulgated by a condominium or association in the due course of its operation (collectively, the “Declaration Documents”), and the Declaration, and such other Declaration Documents as may be required, may be recorded in the land records without Tenant’s consent, provided, in each case, that the Declaration Documents do not (a) increase Tenant’s costs or obligations under this Lease, (b) diminish Tenant’s rights under this Lease, or (c) have an adverse effect on Tenant’s use or occupancy of the Premises for the Permitted Use. Tenant shall reasonably cooperate with Landlord, at Landlord’s sole cost and expense, in furtherance of this Section

2.6 including, at Landlord’s request and expense, shall execute any Declaration Documents and any other instruments incidental thereto which are applicable in order to effectuate Declaration. In connection with any condominium or subdivision or otherwise in connection with the development or financing of the Project and/or Campus, Landlord shall have the right to modify the legal description of the Land and the Campus provided such modification does not diminish Tenant’s rights or increase Tenant’s obligations under this Lease or adversely affect Tenant’s use or occupancy of the Premises, all as provided under subsections (a) through (c) of this Section 2.6.1, and the parties shall enter into an amendment memorializing any such modification within thirty (30) days of either party’s request therefor, the form of which to be reasonably acceptable to both Landlord and Tenant.

2.6.2 In connection with the development of the Campus and the construction of the Building and related infrastructure, Landlord shall have the right, from time to time, to add additional real property acquired by Landlord or its Affiliates to the Land by lot amalgamation, lot line adjustment, or similar lot adjustment procedure permitted under applicable Laws (“Lot Amalgamation”), provided such Lot Amalgamation does not materially diminish Tenant’s rights or increase Tenant’s obligations under this Lease or adversely affect Tenant’s use or occupancy of the Premises, all as provided under subsections (a) through (c) of Section

2.6.1. Upon completion of any Lot Amalgamation, Exhibit A-1 to this Lease shall be deemed amended to reflect the updated legal description of the Land as so modified, and the parties shall execute an amendment to this Lease reflecting such updated legal description within thirty (30) days of either party’s request therefor, in a form reasonably acceptable to Landlord and Tenant. Landlord shall provide Tenant with advance written notice of any proposed Lot Amalgamation, together with a copy of the proposed revised legal description, and shall keep Tenant reasonably apprised of the status of any such Lot Amalgamation.

2.7 Expansion Capacity. Simultaneously with Landlord’s and Tenant’s execution of this Lease, Tenant and Blockfusion USA, Inc. will execute, the Expansion Capacity and ROFO Agreement in the form of Exhibit O attached hereto, pursuant to which Tenant agrees subject the satisfaction of terms and conditions under the Expansion Capacity and ROFO Agreement, to lease the Expansion Capacity from Landlord or Affiliate(s) of Landlord pursuant to and in accordance with the applicable terms set forth therein. For the avoidance of doubt, no default under the Expansion Capacity and ROFO Agreement constitutes a default under this Lease, and no default under this Lease constitutes a default under the Expansion Capacity and ROFO Agreement.

2.8. Landlord’s Representations and Warranties. As an inducement to Tenant to enter into and proceed under this Lease, Landlord represents and warrants to Tenant, as of the Effective Date and to Landlord’s actual knowledge that: (a) except as disclosed in the environmental site assessments, studies, reports and other environmental diligence materials with respect to the Property and the Goodyear Parcels (as defined in clause (d) below) made available to Tenant by or on behalf of Landlord prior to the Effective Date, neither the Building nor the Datacenter Space contain any Hazardous Materials at levels or in conditions that are in violation of applicable Environmental Laws, (b) no underground storage tanks (without proper permits) are located at the Property that are in violation of applicable Laws, (c) there are no liens, easements, restrictions, or encumbrances upon the Property that prohibit, restrict, conflict with, interfere with or adversely affect Tenant’s use and occupancy of the Premises for the Permitted Use or the completion of the Commencement Date Conditions, (d) Landlord has the full right and power to execute and perform this Lease and to grant and convey the estate demised herein; provided, that Tenant acknowledges and agrees that, as of the Effective Date, Landlord has not yet acquired fee title to the parcels to be acquired by Landlord from The Goodyear Tire & Rubber Company pursuant to that certain Real Estate Purchase Agreement and Joint Escrow Instructions, dated on or about the Effective Date, by and between Landlord, as purchaser, and The Goodyear Tire & Rubber Company, as seller (the “Purchase Agreement”; such parcels, collectively, the “Goodyear Parcels”), a copy of which has been made available to Tenant; and Landlord represents that the Purchase Agreement has been duly executed by the parties thereto and is in full force and effect, and that, subject to and in accordance with the terms and conditions of the Purchase Agreement, Landlord has the right to acquire fee title to the Goodyear Parcels at such time as Landlord elects thereunder, and no consent or other approval by any third-party which has not been obtained is required for Landlord to enter into and perform all of its obligations under this Lease, (e) there is no outstanding litigation, arbitrated matter or other dispute to which Landlord is a party that, if decided unfavorably to Landlord, would adversely affect Tenant’s rights under this Lease or Landlord’s ability to fulfill its obligations under this Lease (the “Outstanding Dispute”), and (f) Landlord represents that it has analyzed the Existing Moratorium (as defined in Section 17.6), and believes in good faith that the development, construction and operation of the Premises for the Critical Load Power contemplated by this Lease do not require the issuance of any permit or approval that is suspended by, or otherwise subject to, the Existing Moratorium, and that the Existing Moratorium accordingly does not restrict or delay the satisfaction of the Commencement Date Conditions. Landlord shall bear risk associated with any costs resulting from the Existing Moratorium if a Governmental Authority determines that any permit or approval required for the development, construction or operation of the Premises as contemplated by this Lease is suspended by, or otherwise subject to, such Existing Moratorium.

3. TERM.

3.1 Term; Early Occupancy.

3.1.1 Term. The term of this Lease, and Tenant’s obligation to pay Rent under this Lease, shall commence on the Commencement Date and shall continue in effect for the Term, unless this Lease is earlier terminated as provided herein.

3.1.2 Early Occupancy. With respect to each Phase, Landlord will provide Tenant with an Early Occupancy Period for such Phase., as and to the extent specified in Item 7(d) of the Basic Lease Information, and upon written notice to Tenant which such notice may be delivered via email pursuant to the Basic Lease Information Section. by Landlord of the Early Occupancy Date, Tenant shall have the right to enter upon such Phase of the Premises during times permitted by Landlord, at Tenant’s sole risk, for the purpose of installing its Tenant’s Equipment and other Tenant’s Personal Property in the Premises allocable to such Phase, provided that Tenant shall (a) not interfere with or disrupt any work to be performed by or on behalf of Landlord in the Premises, including, without limitation, Landlord’s efforts to commission applicable electrical, mechanical, and other systems, cleaning the Premises, and otherwise satisfy the Commencement Date Conditions and timely deliver possession of such Phase of the Premises with all of the Landlord’s Installations substantially completed, as reasonably determined by Landlord, (b) not delay Landlord from receiving its certificate of occupancy for the Premises or any other permits for the Premises, and (c) comply with all requirements of the Landlord, Landlord’s contractors, and permitting authorities. Prior to Tenant’s entry, Tenant shall provide Landlord with proof of Tenant’s required insurance under this Lease. Tenant shall pay all costs and charges pursuant to Section 4.1.5 related to its use of the applicable Phase during the Early Occupancy Period, including, but not limited to, the cost of operating the elevator prior to the certificate of occupancy being issued for the Premises (for the avoidance of doubt, any such costs that Tenant shall bear with respect to such elevator use shall be in relation to overtime work as needed or required by Tenant in connection with its Early Occupancy Period outside of the normal operating hours as Landlord and its contractors are then operating under); provided however, that (y) Tenant shall have no obligation to pay to Landlord any Base Rent for such Phase with respect to any portion of the Early Occupancy Period, and (z) Landlord shall have no liability with respect to Tenant’s Equipment and Tenant’s Personal Property during the Early Occupancy Period. It is understood and agreed, however, that Tenant shall have no right to commence business operations in or from any portion of the Premises prior to the applicable Commencement Date. Landlord will use commercially reasonable efforts ensure the Datacenter Space will be in the condition: all ladder racking in place; ladder rack grounding has been completed; the Datacenter has adequate lighting to work (as determined by Tenant); the Datacenter Space allows Tenant’s vendor to work 24/7 unrestricted; adequate storage area serving the Datacenter Space to support all of Tenant’s cabling; Tenant has the ability to roll in our air cooled racks with our hardware installed; and the Datacenter Space will be clean of dust.

3.2 Delivery of Premises.

3.2.1. Landlord will use commercially reasonable efforts to cause the Commencement Date Conditions to occur for, and to tender to Tenant delivery of possession of, each Phase of the Premises, with all of the Landlord’s Installations for such Phase completed, on or before the applicable Target Commencement Date. Landlord shall cause the Utility Provider to deliver power and/or electric service to the Building as required under this Lease, and Landlord will diligently enforce its rights under its utility and interconnection contracts with the Utility Provider. Landlord shall deliver to Tenant a Commencement Date Notice notifying Tenant of the Commencement Date of the applicable Phase. Following Landlord’s delivery of the Commencement Date Notice, Tenant shall have the right to inspect the applicable Phase to determine whether the Commencement Date Conditions have been satisfied (excepting any Punch List Items). Within ten (10) Business Days after Landlord’s delivery of such Commencement Date Notice (the “Initial Acceptance Period”), Tenant will either countersign the Commencement Date Notice which confirms the Commencement Date Conditions have been met (an “Acceptance Notice”), in which case the Commencement Date for the applicable Phase will occur on the date set forth in the Commencement Date Notice, or provide Landlord with notice, with reasonable specificity, of any objections with respect to whether the Commencement Date Conditions have been satisfied (“Objection Notice”). If Tenant delivers an Objection Notice within the Initial Acceptance Period, Landlord shall correct all deficiencies set forth in the Objection Notice, and upon completion of such corrections, issue a new Commencement Date Notice (a “Reissued Commencement Date Notice”), and within five (5) Business Days after Landlord’s delivery of such Reissued Commencement Date Notice (the “Second Acceptance Period”), Tenant will either send an Acceptance Notice (by countersigning the Commencement Date Notice), in which case the Commencement Date for the applicable Phase will occur on the date set forth in such Reissued Commencement Date Notice, or provide Landlord another Objection Notice. Landlord and Tenant shall repeat the acceptance process set forth in this Section 3.2.1 until such time as such Phase is accepted or is deemed to have been accepted. If Tenant fails to deliver an Objection Notice or Acceptance Notice within the Initial Acceptance Period, or if applicable, a Second Acceptance Period, Landlord may deliver a written notice to Tenant stating that Tenant's failure to respond will result in deemed acceptance of the applicable Phase, with such deemed acceptance language appearing in bold capital letters (a “Final Acceptance Notice”). If Tenant fails to deliver an Objection Notice within three (3) Business Days after Landlord’s delivery of the Final Acceptance Notice (the “Third Acceptance Period”), the Commencement Date for such Phase will be deemed to have occurred on the date set forth in the Commencement Date Notice, or if applicable, such Reissued Commencement Date Notice. In the event of any dispute regarding whether the Commencement Date Conditions have been satisfied, either party may invoke the dispute resolution process set forth in Section 17.24.

3.2.2. [***]

3.2.3. The Late Delivery Termination Date shall be delayed on a [***] basis so far as it relates to Tenant Delays or a Force Majeure event. Notwithstanding the foregoing, any delay caused by a Force Majeure event as provided Sections 3.2.2. and

3.2.3. shall extend the Late Delivery Termination Date by a maximum of [***] and Tenant’s right to terminate this Lease after such period shall be as provided for in Section 3.2.2.

4. BASE RENT AND OTHER CHARGES.

4.1 Base Rent; Electrical Power.

4.1.1 Base Rent. With respect to each Phase, Tenant shall pay to Landlord base rent (the “Base Rent”) for such Phase of the Premises commencing on the Commencement Date, in the amounts set forth in Item 8(a) of the Basic Lease Information. All Base Rent shall be paid to Landlord in monthly installments in advance on the first day of each and every month throughout the Term of this Lease; provided, however, that with respect to a Phase, if the Commencement Date for such Phase does not occur on the first day of a calendar month, the Base Rent for such Phase for such partial calendar month shall be paid by Tenant to Landlord on the applicable Commencement Date. Except as expressly provided herein, Tenant shall not pay any installment of Rent more than one (1) month in advance.

4.1.2 Power Payment. Tenant shall pay for all electricity and backup power incurred that is provided to the Building (including all power-related capacity, availability, standby, tolling and similar charges, electricity delivered as Critical Load Power to the Datacenter Space and all electricity required to operate the mechanical and electrical systems and equipment serving the Datacenter Space), including, without limitation, power utilization and all other power-related charges (including, but not limited to, power supply, fuel adjustment, taxes, renewable energy or other credits and charges, exit fees, distribution charges, underutilization charges, minimum demand charges, provider of last resort or default provider charges, and all other charges collectible, billable or properly invoiced by the Utility Provider) with respect to the Building in an amount equal to the full amount of the power bill(s) from the applicable Utility Provider for the Building, with no mark-up (collectively, the “Power Payment”). Tenant shall pay the Power Payment to Landlord as Additional Rent (defined below) within [***] of delivery of a Power Payment invoice with respect to each such Power Payment. [***] Landlord shall bill Tenant not more frequently than monthly for the amount of the Generator Fuel Payment. [***] Tenant shall be responsible for all power consumption during the Commissioning of the Premises, including but not limited to testing, equipment installation, and validation activities. Such Commissioning power shall be billed as part of the first Power Payment and subject to the same terms and conditions as operational usage. Tenant shall have access to electrical power data reasonably requested from Landlord to the extent such data is available to Landlord, relates to the Premises or Critical Load Power, and can be provided without violating Utility Provider requirements, confidentiality obligations, or cybersecurity requirements.

4.1.3 Installation Fee/Non-Recurring Charges. In addition to paying Base Rent, Tenant shall pay to Landlord a non-recurring charge (the “NRC”) in an amount equal to [***]. With respect to termination of this Lease after the Commencement Date of Phase 2, then the portion of the NRC allocable to capital Equipment (excluding amounts allocable to the labor, installation, and soft costs) shall be refundable as follows: [***]. The NRC is in addition to, and not in lieu of, any amounts payable by Tenant pursuant to any change orders under Exhibit F for Tenant Required Modifications requested after the Effective Date, and any costs arising from or associated with such change orders (including Landlord’s reasonable overhead and a project management fee in the amount of [***] of such costs) shall be payable by Tenant separately in accordance with Exhibit F.

4.1.4 Utility Credit Support.

(a) Tenant Obligation. [***]; provided, however, that Tenant’s obligations under this Section 4.1.4 shall not include deposits, credit support, construction advances, contribution-in-aid-of-construction payments, or interconnection study deposits of the same type as the foregoing, in each case solely to the extent required in connection with (x) the initial interconnection of the Building to the electric grid and (y) upgrades to transmission or distribution infrastructure required by the applicable Utility Provider or grid operator to deliver power capacity to the Building's point of interconnection (collectively, “Infrastructure Credit Support”), which Infrastructure Credit Support shall be the sole responsibility of Landlord. The foregoing obligation shall apply to the full Critical Load Power contracted under this Lease.

(b) Direct Posting. [***]

(c) Landlord-Posted Credit Support. [***]

(d) Adjustments and Increases. Tenant’s Utility Credit Support obligations under this Section 4.1.4 shall be adjusted from time to time to reflect any changes in the requirements of any Power Counterparty, whether resulting from changes in applicable tariffs, rate cases, regulatory orders, amendments to agreements with Power Counterparties, changes in the Critical Load Power, the addition of any Phase or expansion capacity, or otherwise. Landlord shall provide Tenant with written notice of any such adjustment, together with reasonable supporting documentation, and Tenant shall satisfy any increased Utility Credit Support requirement within fifteen (15) Business Days following receipt of such notice.

(e) Return of Utility Credit Support. Upon the refund or return of any Utility Credit Support by a Power Counterparty to Landlord, Landlord shall promptly return such refunded amounts to Tenant. Upon the expiration or earlier termination of this Lease, any Utility Credit Support then held by Landlord pursuant to Section 4.1.4(c) shall be returned to Tenant within thirty (30) days following the date on which the applicable Power Counterparty returns any corresponding deposit or credit support to Landlord.

(f) Event of Default. Without limiting any other provision of this Lease, Tenant’s failure to fund or maintain any Utility Credit Support required under this Section 4.1.4 within the time periods specified herein, and the continuation of such failure for a period of ten (10) Business Days following Landlord's delivery of written notice thereof, shall constitute an Event of Default under this Lease.

(g) Indemnification. Tenant shall indemnify, defend, and hold harmless Landlord and the other Landlord Parties from and against any and all Claims arising from, in connection with, or in any manner relating to Tenant’s failure to timely fund or maintain any Utility Credit Support required under this Section 4.1.4, including, without limitation, any penalties, fees, interest, or charges imposed by any Power Counterparty and any interruption or curtailment of electric service to the Building resulting from such failure.

(h) Utility Provider Agreements. Before entering into, renewing, or agreeing to any material amendment of any agreement with a Power Counterparty or other Utility Provider that could reasonably be expected to give rise to, or increase, any Utility Credit Support or other obligation of Tenant under this Lease, Landlord shall (i) provide Tenant with reasonable prior written notice, together with copies of all relevant drafts, term sheets, and the Power Counterparty's or Utility Provider’s credit support requirements; (ii) afford Tenant a reasonable opportunity to review, comment on, and participate in the negotiation of such agreement and the related credit support terms; (iii) consider and incorporate Tenant's comments in good faith; and (iv) use commercially reasonable efforts to minimize the amount, duration, and burden of any Utility Credit Support and to obtain commercially reasonable terms. Landlord shall not enter into, renew, or amend any such agreement on terms that increase, accelerate, or extend Tenant's Utility Credit Support or other obligations under this Lease without Tenant's prior written consent, not to be unreasonably withheld, conditioned, or delayed, and shall promptly deliver to Tenant a copy of each executed agreement.

4.1.5 Other Utilities and Payment.

(a) Generally. In addition to the Power Payment, Tenant shall be responsible for all costs and charges associated with all other utility services serving the Building and the Premises, including, without limitation, water, sewer, natural gas, fiber optic connectivity, telecommunications, and any other utility or similar service (collectively, “Other Utility Services”), whether such Other Utility Services are contracted for by Landlord or by Tenant, as a pass-through and with no mark-up by Landlord.

(b) Tenant-Contracted Utilities. To the extent permitted by the applicable utility or service provider and approved by Landlord (such approval not to be unreasonably withheld, conditioned, or delayed), Tenant may contract directly with any utility or service provider for Other Utility Services to the Premises (each, a “Tenant Utility Agreement”). With respect to any Tenant Utility Agreement: (i) Tenant shall be solely responsible for all costs, charges, deposits, and fees arising under such Tenant Utility Agreement; (ii) Tenant shall comply with all terms and conditions of such Tenant Utility Agreement and all applicable Laws in connection therewith; (iii) Tenant shall not permit any Tenant Utility Agreement or the installation of any related infrastructure to interfere with Landlord's operation of the Building or Campus or the provision of services to other tenants; (iv) any installations required in connection with a Tenant Utility Agreement (including, without limitation, fiber optic cable, conduit, and related equipment) shall be subject to Landlord’s prior written approval of the routing, specifications, and contractor, which approval shall not be unreasonably withheld, conditioned, or delayed; and (v) Tenant shall provide Landlord with a copy of each executed Tenant Utility Agreement (which Landlord shall treat as Tenant's Confidential Information) promptly following execution thereof.

(c) Landlord-Contracted Utilities. To the extent that any Other Utility Services are contracted for by Landlord, Tenant shall pay to Landlord, as Additional Rent, the full amount of the charges, fees, and costs of the utilities billed by the applicable utility or service provider with respect to the Building (each such payment, an “Other Utility Payment”) as a pass-through and with no mark-up by Landlord. If any Other Utility Service serves both the Premises and other portions of the Building or Campus occupied or used by parties other than Tenant, Landlord shall allocate the costs of such Other Utility Service to Tenant on a pro rata basis based on metered usage or, if metered usage is not available, based on the proportion of the Building's total Critical Load Power allocated to the Premises, or such other reasonable methodology as Landlord may determine. Landlord shall provide Tenant with reasonable supporting documentation of any such allocation upon Tenant's request. Tenant shall pay each Other Utility Payment to Landlord within thirty (30) days following delivery of an invoice therefor.

(d) Water. Without limiting the generality of the foregoing, Tenant acknowledges that water service to the Building is required for the operation of the cooling systems serving the Datacenter Space and the Building. Tenant shall be responsible for all water and sewer costs and charges attributable to the Building, payable as an Other Utility Payment in accordance with Section 4.1.5(c) above as a pass-through and with no mark-up by Landlord.

4.1.6 Cash Contribution; Warrant.

(a) Cash Contribution. In addition to the NRC, Tenant shall pay to Landlord a cash contribution in the amount of Thirty Million Dollars ($30,000,000) (the “Cash Contribution”) within three (3) Business Days of the Effective Date. The Cash Contribution shall be non-refundable and shall not be applied against Base Rent or any other Rent payable hereunder.

(b) Warrant. Concurrently with the execution of this Lease, in consideration of the Cash Contribution, Blockfusion USA, Inc., the parent of Landlord, shall issue to Tenant or an Affiliate of Tenant, upon Tenant’s instruction, a warrant (the “Warrant”) on the terms and conditions set forth in the warrant agreement in the form attached hereto as Exhibit T (the “Warrant Agreement”).

4.1.7. Highly Fluctuating Loads.

(a) Acknowledgment; Landlord Design Responsibility. Landlord acknowledges that Tenant’s permitted use of the Premises will involve Highly Fluctuating Loads and that such loads are an inherent and expected characteristic of Tenant’s operations. As part of the Landlord Installations, Landlord shall select, design, and install the equipment, systems, and electrical infrastructure serving the Building (including substations, transformers, switchgear, busway, standby generation, and UPS systems) that are reasonably capable of accommodating, managing, and mitigating such Highly Fluctuating Loads.

(b) Utility-Required Solutions. If the utility affirmatively requires a Highly Fluctuating Load Solution (and is legally permitted to require the same under the applicable tariff or the PPA), Landlord shall promptly notify Tenant, along with any supporting documentation, and the parties shall work together in good faith to identify and implement a mutually acceptable Highly Fluctuating Load Solution that minimizes cost and operational disruption to the parties. Tenant shall not be required to implement any software, firmware, or operational or control measures as part of any Highly Fluctuating Load Solution to the extent other Highly Fluctuating Load Solutions are both commercially reasonable and feasible to address the Highly Fluctuating Loads.

(c) Cost Allocation. The parties shall [***] (and, for the avoidance of doubt, this Section 4.1.7(c) shall not apply to any condition resulting from Landlord’s failure to satisfy the Base Design Specifications, which shall be at Landlord’s sole cost). Each party shall [***]. Where applicable and upon mutual agreement of the parties, any capital expenditure incurred in connection with a Highly Fluctuating Load Solution shall be amortized on a straight-line basis over the lesser of the useful life of the applicable equipment and the remainder of the Term, [***]

4.2 Payment of Rent Generally. Base Rent, all forms of Additional Rent payable hereunder by Tenant and all other amounts, fees, payments or charges payable hereunder by Tenant shall: (a) each constitute rent payable hereunder (and shall sometimes collectively be referred to herein as “Rent”), (b) be payable in lawful money of the United States to Landlord when due, without (except as expressly provided otherwise in this Lease) any prior notice or demand therefor and without (except as expressly provided otherwise in this Lease) any abatement, offset or deduction whatsoever, and (c) be payable to Landlord at the address of Landlord specified for payment of Rent Item 4 of the Basic Lease Information (or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant). No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit, or a final judgment for possession shall reinstate, continue, or extend the Term of this Lease or affect any such notice, demand, suit, or judgment. No partial payment by Tenant shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall be entitled to accept such payment without compromise or prejudice to any of the rights of Landlord hereunder or under any Laws. If the Commencement Date or the date of expiration or any earlier termination of this Lease falls on a date other than the first or last day of a calendar month, respectively, the Rent payable for such partial calendar month shall be prorated based on a per diem basis. Except as expressly set forth herein, all amounts of Additional Rent hereunder shall be due and payable by Tenant within thirty (30) days after receiving an invoice from Landlord therefor.

4.3 Late Payments. Tenant hereby acknowledges and agrees that the late payment of Rent shall cause Landlord to incur administrative costs not contemplated under this Lease and other damages, the exact amount of which would be extremely difficult or impractical to fix. Landlord and Tenant agree that if a Late Charge Delinquency shall occur, Tenant shall pay to Landlord upon demand: interest on all such delinquent amounts at the Default Rate from the date such amounts are first delinquent until the date the same are paid (“Late Charge”); provided Tenant shall not owe any interest with respect to the first late payment in any calendar year, so long as Tenant pays the applicable late amount within [***] after the applicable due date. If Tenant has accrued multiple Late Charges, any subsequent payments made by Tenant shall be applied to the earliest in time overdue amount. The acceptance by Landlord of any Late Charge under this Section 4.3 shall not: (y) be deemed to constitute a waiver by Landlord of Tenant’s default with respect to the overdue amount, or (z) prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or under any Laws.

5. TAXES.

5.1 Tenant’s Personal Property. Tenant shall be liable for and shall pay to the applicable taxing authority before delinquency all governmental fees, taxes, tariffs and other charges levied directly or indirectly against any Tenant’s Personal Property located in or used exclusively by Tenant in or in connection with the Premises. If any such fees, taxes, tariffs and other charges (including, without limitation, any penalties or late fees for late payments) due by Tenant under this Section 5.1 for which Tenant is liable are levied or assessed against Landlord or Landlord’s property, and if Landlord elects to pay the same, Tenant shall pay to Landlord, as Additional Rent, that part of such taxes for which Tenant is liable hereunder.

5.2 Additional Taxes. Tenant shall pay to Landlord, within thirty (30) days of Landlord’s demand therefor (which demand shall be accompanied by reasonable supporting documentation evidencing such Additional Taxes (defined below) and the calculation thereof), and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, any excise, sales, privilege or other tax, assessment or other charge (other than Excluded Taxes as defined below) imposed, assessed or levied by any Governmental Authority or agency upon Landlord during the Term of this Lease on account of: (a) the Rent payable by Tenant hereunder, (b) this Lease and the possession, leasing, operation, use or occupancy of any portion of the Premises (including, without limitation, any applicable possessory interest taxes), (c) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, or (d) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder (collectively, “Additional Taxes”). Notwithstanding the foregoing, “Excluded Taxes” means, and Tenant shall have no obligation to pay, any of the following: (i) any gross receipts, excise, net or gross income tax, franchise, capital, capital stock, margin, estate, inheritance, succession, gift, or net-worth tax, or any tax imposed in substitution for, or in lieu of, any of the foregoing; (ii) any transfer, conveyance, recording, mortgage, intangibles, or documentary tax arising from any sale, transfer, assignment, financing, refinancing, or other disposition of Landlord’s interest in the Premises, the Building, or this Lease; (iii) any real property, ad valorem, or similar tax (or any tax imposed in lieu of or in substitution for any of the foregoing) assessed against the Premises, the Building, or the Land, it being acknowledged that this is a modified gross lease under which Landlord, and not Tenant, is responsible for real property taxes; provided, however, that “Excluded Taxes” shall not include any tax, surcharge, assessment, or other governmental charge imposed on or measured by Tenant’s electricity consumption at the Building, which shall be passed through to Tenant as part of the Power Payment or as Additional Rent in accordance with Section 4.1.2; (iv) taxes for periods before the Term of this Lease, and (v) any tax that Landlord is otherwise obligated to bear under this Lease, or that is included within, or intended to be recovered through, the Rent payable under this Lease, it being intended that there be no duplication of charges. Tenant shall have the right, at its sole cost and expense, to contest the validity or amount of any tax payable under this Section, whether in Tenant’s name or, with Landlord’s reasonable cooperation (at no out-of-pocket cost to Landlord), in Landlord’s name, and Tenant shall be entitled to the benefit of any refund, credit, or abatement (net of reasonable costs of collection) attributable to amounts paid by Tenant.

5.3 Incentives. Tenant may, at Tenant’s cost and expense (subject to the cost sharing provisions below), identify, apply for, obtain, maintain, and comply with any federal, state, or local tax abatement, exemption, credit, grant, subsidy, or other economic incentive available with respect to Tenant’s operations at the Building or Tenant’s Equipment or Tenant’s Personal Property installed therein (collectively, “Incentives”); provided that no Incentive shall adversely affect the ownership, operation, financing, value, use, development, tax treatment, or incentive eligibility of the Building, the Project, the Campus, Landlord, or any Affiliate of Landlord. Landlord shall reasonably cooperate with Tenant’s efforts to obtain Incentives, at Tenant’s cost (or, in the case of a Shared Incentive, at the parties' shared cost as provided below), provided that Landlord shall not be required to incur any unreimbursed cost (other than Landlord's proportionate share of the costs of a Shared Incentive), assume any continuing liability, or agree to any restriction or obligation that would adversely affect Landlord, the Building, the Project, the Campus, or any Affiliate of Landlord. If any Incentive provides a quantifiable economic benefit to both Landlord (or any Affiliate of Landlord) and Tenant (a "Shared Incentive"), then the reasonable, documented costs of identifying, applying for, obtaining, maintaining, and complying with that Shared Incentive shall be borne by Landlord and Tenant in proportion to the respective economic benefit each reasonably expects to derive from it, as reasonably agreed by the parties. Neither party shall be required to contribute to the costs of any Incentive from which it derives no benefit. Notwithstanding anything to the contrary in this Lease, Landlord shall retain, for its sole account, and Tenant shall have no right, title, or interest in or to, except as otherwise expressly stated below, any (a) credits, refunds, grants, abatements, reimbursements, or other incentives relating to remediation, site preparation, environmental response costs, or redevelopment costs incurred by Landlord or any Affiliate of Landlord, (b) any real property tax abatement or payment-in-lieu-of-tax benefit; provided that any Tenant shall benefit from the same to the extent such abatement or payment-in-lieu reduces Tenant’s obligations under this Section 5 of this Lease, (c) sales tax, use tax, mortgage recording tax, transfer tax, or similar benefits relating to Landlord’s or its Affiliates’ acquisition, development, construction, financing, ownership, or capital expenditures with respect to the Building, the Project, or the Campus, and/or (d) renewable energy credits, carbon credits, emissions credits, environmental attributes, green attributes, clean energy attributes, or similar rights or benefits relating to the Building, the Project, the Campus, any power procurement arrangement, or the source or attributes of power serving the Building, the Project, or the Campus, except as otherwise provided under the Sustainability Initiatives detailed under Exhibit P-1.

Tenant shall reasonably cooperate with Landlord and its Affiliates, and at Landlord’s sole cost and expense, in connection with any incentive, abatement, exemption, credit, grant, subsidy, financing, or other economic development program sought by Landlord or any Affiliate of Landlord with respect to the Building, the Project, the Campus, or any related power, infrastructure, construction, remediation, development, or financing activities, including by providing reasonably requested information and executing reasonably required applications, agreements, reports, compliance certificates, and similar documents.

Neither party shall apply for, claim, accept, or take any action with respect to any incentive or other economic benefit that would reasonably be expected to disqualify, reduce, impair, recapture, or otherwise adversely affect any incentive or other economic benefit then held, pending, or reasonably being pursued by the other party or its Affiliates without such other party’s prior written consent. If any incentive or other economic benefit available to Landlord or its Affiliates conflicts with any Incentive, the parties shall cooperate in good faith to preserve both, but Landlord shall have priority with respect to incentives relating to the Building, the Project, the Campus, real property, infrastructure, power, construction, remediation, financing, and Landlord’s or its Affiliates’ capital expenditures.

6. LETTER OF CREDIT; GUARANTY.

6.1 Letter of Credit.

6.1.1 Within [***] after the Effective Date of this Lease, and as a condition precedent to the effectiveness of this Lease, Tenant shall provide and maintain at all times during the full Term of this Lease in one or more Letters of Credit satisfying Section 6.1.2, below, [***]. Tenant shall deliver a separate Letter of Credit in respect of each Tranche Lease, with the face amount of each such Letter of Credit determined mutually by Tenant and Landlord acting reasonably based on the relative Critical Load Power allocated to each Tranche Lease or, if not mutually determined, allocated pro rata based on the relative Critical Load Power allocated to each Tranche Lease. Upon Landlord’s written request in connection with each additional Tranche Lease, Tenant shall respond within [***] confirming the allocation of the Security Deposit Requirement in accordance with this Section. Tenant shall deliver replacement or amended Letters of Credit reflecting such adjusted allocations within [***] after Tenant’s receipt of Landlord’s written request therefor. If later Tranches, as contemplated under this Lease, are not taken by Tenant, the Letter of Credit under this Lease will be reduced pro rata based on the relative Critical Load Power allocated to each Tranche Lease not taken by Tenant; provided, however, that no such reduction shall become effective prior to the [***] anniversary of the Commencement Date for Phase 2, and any such reduction shall apply only with respect to Tranches that remain untaken as of the date such reduction becomes effective. Any reduction of the Security Deposit Requirement for untaken Tranches pursuant to this Section shall be applied first to reduce the face amount of any outstanding Surety Bond (defined in Section 6.1.3) before reducing the face amount of any outstanding Letters of Credit.

6.1.1. In the event of an Event of Default under this Lease has occurred and is continuing, draws under the applicable Letter of Credit shall be applied to amounts due under the Lease. The Letter of Credit shall be in the form of a clean, unconditional, irrevocable, fully transferable standby letter of credit (each, a “Letter of Credit”, and collectively, the “Letters of Credit”) reasonably acceptable to the Landlord in form and issued by a financial institution (“Issuer”) that is and remains a member of The Clearing House Association or another financial institution satisfactory to Landlord in its sole discretion and that has and continues to have a credit rating of at least “A” from Standard & Poor’s (or at least an equivalent credit rating from Moody’s or Fitch), substantially in the form attached hereto as Exhibit J (or, if Exhibit J is not attached as of the Effective Date, in a form to be mutually agreed by Landlord and Tenant, each acting in a commercially reasonable manner, within 30 days after the Effective Date; provided that if the parties are unable to agree upon such form by such date, the Letter of Credit shall be in such form as is customarily issued by the Issuer for standby letters of credit of comparable size and purpose, subject to Landlord’s reasonable approval). Landlord shall have the right to terminate this Lease by delivery of written notice thereof to Tenant at any time prior to Tenant’s delivery of the initial Letter of Credit required under Section 6.1.1 if Tenant fails to deliver such Letter of Credit within the time period specified in Section 6.1.1 and such failure continues for five (5) Business Days following Landlord’s delivery of written notice thereof to Tenant. The cost to obtain and maintain the Letter of Credit (including any renewals, extensions and replacements thereof) shall be the sole responsibility of Tenant. The Letter of Credit shall be security for the performance by Tenant of the terms of this Lease, and not as prepayment of Rent. Tenant hereby irrevocably waives any right to protest Issuer’s honoring of the Letter of Credit in compliance with the terms of the Letter of Credit. The Letter of Credit shall permit partial draws, and provide that draws thereunder will be honored upon presentation of a site draft by Landlord to Issuer. The Letter of Credit shall automatically renew by its terms unless affirmatively cancelled by Issuer; provided, however, that Issuer must provide Landlord at least sixty (60) days’ prior written notice of any expiration or cancellation. The Letter of Credit shall remain in effect until six (6) months after the expiration or termination of this Lease. Tenant shall renew or replace the Letter of Credit at least thirty (30) days prior to any expiration or cancellation of the Letter of Credit to ensure no lapse between the expiration or cancellation and renewal or replacement. Tenant shall also replace the Letter of Credit if the then current Issuer no longer satisfies the financial institution and/or credit rating requirements set forth in this Section 6.1, which replacement shall occur within thirty (30) days after Tenant has actual knowledge of such failure of Issuer, whether via receipt of notice from Landlord or otherwise, provided that the replacement Issuer and Letter of Credit must satisfy the terms of this Lease and there may be no lapse between the cancellation and replacement of the Letter of Credit. If Tenant fails to renew or replace, or cause the renewal or replacement of, the Letter of Credit at least thirty (30) days before its expiration or cancellation date or within thirty (30) days after the then current Issuer fails to satisfy such financial institution and/or credit rating requirements, and such failure is not cured within five (5) business days after receipt of written notice from Landlord, such failure shall be deemed an Event of Default, and in addition to any other rights and remedies available to Landlord, Landlord shall be permitted to draw upon the entire amount of the Letter of Credit. In the event the Letter of Credit or any portion thereof is drawn upon, Tenant shall, promptly upon demand, restore, or cause to be restored, the Letter of Credit to the full amount then required under this Section. For the avoidance of doubt, under no circumstances will the Issuer be entitled to rely on the obligations of Landlord or the rights of Tenant hereunder. Notwithstanding the foregoing, the Security Deposit Requirement shall be waived, and Tenant shall not be required to provide or maintain any Letter of Credit hereunder, for so long as Tenant (or Tenant’s Guarantor, if applicable) maintains Investment Grade Status. If at any time Tenant (or Tenant’s Guarantor) ceases to maintain Investment Grade Status, Tenant shall deliver to Landlord the Letter of Credit in satisfaction of the Security Deposit Requirement within thirty (30) days following the date on which Tenant or Guarantor, as applicable ceases to maintain such ratings.

6.1.2. Surety Bond Alternative. Notwithstanding anything to the contrary in this Lease, Tenant may deliver to Landlord one or more surety bonds (each, a “Surety Bond”) in partial satisfaction of the Security Deposit Requirement, subject to and in accordance with the following:

(a) Within thirty (30) days after the Effective Date, Tenant shall deliver to Landlord a proposed form of Surety Bond for Landlord’s approval, incorporating commercially reasonable acceptable by Landlord and Tenant, including: (i) the type and financial quality of the issuing surety (meeting the requirements of clause (c), below); (ii) payment for amounts actually due under the Lease on written demand within ten (10) Business Days after Landlord’s certified claim of Tenant Event of Default has occurred and is continuing under this Lease (including nonpayment of Rent) which payment shall not be conditioned upon any adjudication or determination of whether a Tenant Event of Default has occurred; and (iii) such other terms reasonably acceptable to Landlord and Tenant. If a Surety Bond reasonably acceptable to Landlord is not executed by the surety company within sixty (60) days after the Effective Date, or a Letter of Credit satisfying the full Security Deposit Requirement, such failure shall constitute an Event of Default under this Lease. Notwithstanding the foregoing, provided Tenant has cured such Event of Default by delivering a Letter of Credit satisfying the full Security Deposit Requirement, Tenant may later deliver a Surety Bond (subject to the Surety Bond Cap as defined below) in accordance with terms and requirements set forth in this Section 6.1.3).

(b) The aggregate face amount of all outstanding Surety Bonds shall not exceed [***] of the Security Deposit Requirement then in effect (the “Surety Bond Cap”). Delivery of a Surety Bond is permitted only to the extent not prohibited by Landlord’s financing documents then in effect; provided, Landlord shall use commercially reasonable efforts not to enter into financing documents that prohibit Surety Bonds. Upon Landlord’s receipt of a compliant Surety Bond, Tenant shall be entitled to a corresponding reduction in, or return of, the Letter of Credit it replaces, dollar for dollar. Tenant may satisfy the Security Deposit Requirement through any combination of Letters of Credit and Surety Bonds (subject to the Surety Bond Cap), and the allocation among Tranche Leases, the Aggregate LC Cap, and Landlord’s claim rights under Section

6.1.2 apply to Surety Bonds and to Letters of Credit.

(c) Each Surety Bond shall be issued by a surety company authorized to do business in the State of New York and having an A.M. Best financial strength rating of at least [***] with a financial size category of at least [***] or an S&P insurer financial strength rating of at least [***] (or a comparable rating from a nationally recognized rating agency if such systems cease publication) without material deviation unless approved in writing by Landlord.

(d) Each Surety Bond shall be non-cancellable except upon sixty (60) days’ prior written notice to Landlord. If Tenant has not delivered a replacement Surety Bond or Letter of Credit at least ten (10) days before the stated expiration date, Landlord may claim the full-face amount. Any amount so claimed by Landlord shall be held as a cash Security Deposit under Section 6.1, and shall be returned to Tenant (or the corresponding instrument reduced) promptly upon Tenant’s delivery of a replacement Surety Bond or Letter of Credit. If the issuer ceases to meet the rating requirement in clause (c), Tenant shall deliver a replacement within thirty (30) days; provided Tenant timely does so, no Event of Default shall occur solely on account thereof.

(e) No Surety Bond shall be subject to reduction or cancellation by Tenant prior to the [***] of the Commencement Date for Phase 2. Thereafter, any reduction of the Security Deposit Requirement for untaken Tranches shall be applied first to reduce the Surety Bond portion before the Letter of Credit portion.

6.2 Tenant Guaranty. If Tenant or any Transferee of Tenant’s interest under this Lease does not have Investment Grade Status, then such Tenant (or in the case of an Affiliate, the Original Tenant) shall cause its parent company acceptable to Landlord to execute the guaranty of all of such Tenant’s obligations under the Lease in the form attached hereto as Exhibit M (the “Guaranty”), with such modifications only as are necessary to identify the guarantor, reflect the parties, and conform to the transaction structure (but without substantive modification to the terms thereof), and deliver the same to Landlord. If any such Tenant does not have Investment Grade Status but later achieves Investment Grade Status at any time during the Term (the “Guaranty Release Conditions”), Tenant shall notify Landlord and providing substantiating documentation thereof. Upon Landlord’s written confirmation (not to be unreasonably withheld or delayed) that the Guaranty Release Conditions have been satisfied, the Guaranty shall terminate and Guarantor shall have no further obligations accruing after such date of termination. If, following any such release, any such Tenant ceases to satisfy the Investment Grade Status, Tenant shall, within thirty (30) days following written notice from Landlord cause Guarantor (or a replacement guarantor acceptable to Landlord) to execute and deliver to Landlord a replacement Guaranty. At any time and from time to time upon no more than five (5) days’ prior written request by Landlord, Tenant shall obtain from Guarantor and deliver to Landlord an estoppel certificate, duly executed by Guarantor, stating that the Guaranty is in full force and effect and unamended (or if amended, specifying such amendment), and whether, to the knowledge of Guarantor, any default exists under the Guaranty, and such other factual matters as Landlord reasonably requests. At any time and from time to time during the Term of the Lease, upon, and at the election of Landlord, as a condition to the effectiveness of any amendment, change or modification to this Lease, Tenant shall obtain from Guarantor and deliver to Landlord an acknowledgment by Guarantor acknowledging its consent to such amendment, change or modification, duly executed by Guarantor, stating that the Guaranty shall continue to be in full force and effect following such amendment, change or modification, and stating that the Guaranty shall continue to be in full force and effect following such amendment, change or modification, and stating that the Guaranty will apply to all of Tenant’s obligations as amended by such amendment, change or modification.

As used herein, the term “Investment Grade Status” means having a minimum issuer or corporate family credit rating of at least BBB- (or the equivalent) from S&P, BBB- (or the equivalent) from Fitch, or Baa3 (or the equivalent) from Moody’s Corporation, or BBB- (or the equivalent from DBRS; provided at the time of determination of Investment Grade Status, the applicable ratings must have a Stable or Positive outlook. For purposes of determining whether any credit rating meets the requirements for Investment Grade Status, if, at the time of determination, all of the Rating Agencies have issued ratings for the applicable entity, such entity must have simultaneous investment grade issuer or corporate family ratings from at least two of the Rating Agencies meeting the Investment Grade Status requirements. As used herein, a “Rating Agency” shall mean each of Moody’s Corporation, S&P, Fitch, or DBRS.

6.3 Credit Rating Maintenance. Tenant (or Guarantor, as applicable) shall maintain a credit rating [***], or in either case better (or an equivalent rating from another nationally recognized rating agency) (the “Minimum Credit Rating”). If at any time during the Term neither Tenant nor Guarantor satisfies the Minimum Credit Rating, and such failure continues for [***], Landlord may deliver written notice thereof to Tenant. Promptly following such notice, Landlord and Tenant shall work together in good faith to determine the appropriate amount and form of credit support, if any, taking into account (i) the magnitude and expected duration of the ratings decline, (ii) Tenant’s then-current compliance with its obligations under this Lease, and (iii) whether the Letter of Credit then held by Landlord is already sufficient. Within [***] following such notice (as such period may be extended by the parties’ good-faith discussions), and only to the extent the Letter of Credit then held by Landlord is insufficient in Landlord’s reasonable discretion, Tenant shall, at its election, either (a) cause a substitute guarantor reasonably acceptable to Landlord to execute and deliver a replacement guaranty in the form of the Guaranty, or (b) provide additional credit support in the form of a letter of credit or cash deposit in the amount to be agreed upon by the Parties in good faith. If Tenant fails to deliver the replacement guaranty or additional credit support required under clause (a) or (b) above, as applicable, within such [***] period (as extended pursuant to the foregoing), Landlord shall provide an additional notice to Tenant regarding its failure to provide such guaranty or additional credit support, and Tenant shall have [***] to deliver the same and failure to deliver the same shall constitute an Event of Default by Tenant under this Lease. If, after Tenant provides credit support under this Section, Tenant or Guarantor thereafter satisfies the Minimum Credit Rating, Landlord shall promptly release and return such additional credit support (or such replacement guaranty, as applicable), and this Section shall thereafter be reinstated on its terms.

6.4 Completion Guaranty. Concurrently with Tenant’s execution of this Lease, Landlord shall cause Blockfusion USA, Inc. to deliver a completion guaranty in favor of Tenant, in the form attached hereto as Exhibit N (the “Completion Guaranty”), guaranteeing Landlord’s obligation to complete Landlord’s Installations and satisfy the Commencement Date Conditions, subject to the terms therein. [***] Following the closing of the Business Combination (as defined in Section 17.29), and at any time thereafter, Landlord shall replace the then-current Completion Guarantor by delivering a replacement Completion Guaranty in the form of Exhibit N from any entity in Landlord’s direct or indirect ownership chain that either (i) directly or indirectly Controls Landlord and consolidates Landlord’s financial results under GAAP, or (ii) holds, or is the borrower under, committed financing in an amount not less than the reasonably estimated remaining cost to complete Landlord’s Installations. Upon Tenant’s receipt of the duly executed replacement Completion Guaranty, the prior Completion Guarantor shall be automatically released from all obligations without further consent of Tenant. Tenant shall, within ten (10) Business Days following receipt of such duly executed replacement Completion Guaranty, execute and deliver to Landlord (for delivery to the prior Completion Guarantor) a written confirmation of such release in form reasonably acceptable to the parties.

7. USE.

7.1 Permitted Use. Tenant shall use the Premises only for the Permitted Use. Any other use of the Premises is subject to Landlord’s prior written consent, [***]

7.2 Rules and Regulations. Tenant’s Permitted Use shall be subject to, and Tenant, and Tenant’s agents, employees and invitees shall comply fully with all requirements of the Building Rules and Regulations and the Campus Rules and Regulations. Tenant shall abide by and comply with the Building Rules and Regulations and the Campus Rules and Regulations and shall further be responsible for the compliance by all other Tenant Parties with such Building Rules and Regulations and the Campus Rules and Regulations.

7.3 Compliance with Laws; Hazardous Materials.

7.3.1 Compliance with Laws. Tenant and the Tenant Parties, at Tenant’s sole cost and expense, shall comply with all Laws and Regulatory Updates (a) with respect to any work performed by or for Tenant or any Tenant Parties (including, without limitation, Alterations performed by or for Tenant or Tenant Parties and Tenant Fit-Out), in each case downstream of the applicable Demarcation Point, (b) that apply to Tenant’s use and occupancy of the Premises, or any services provided by Tenant under this Lease, and (c) with respect to Tenant’s operation of Tenant’s Equipment and Tenant’s Personal Property, in each case downstream of the applicable Demarcation Point. Landlord and the Landlord Parties, at Landlord’s sole cost and expense, shall comply with all Laws and Regulatory Updates (x) with respect to any work performed by or for Landlord or any Landlord Parties (including, without limitation, Landlord’s Installations, and its other construction, repair, replacement and other obligations), (y) that apply to Landlord’s Services and operations at the Building, and (x) that apply to Landlord as lessor of the Premises, the Building, and Landlord’s Installations, in each case upstream of the applicable Demarcation Point. Landlord shall diligently pursue such compliance and shall remain responsible for providing the Services in accordance with this Lease.

7.3.2 Hazardous Materials. No Hazardous Materials shall be Handled upon, about, in, at, above or beneath the Premises or any portion of the Campus, the Building or the Project by or on behalf of Tenant, or any other Tenant Parties without Landlord’s prior written consent. Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of the Permitted Use may be used at the Premises without Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws and only in a manner consistent with Institutional Owner Practices. If any Hazardous Materials shall become present in, on, under or about (or shall be released from) the Premises, the Campus or the Project as a result of any act or omission of any Tenant Party, Tenant shall (a) take all actions (or at Landlord’s election, reimburse Landlord for taking all actions) necessary to restore the Campus or the Project (or the applicable portion thereof) to the condition existing prior to the introduction of such Hazardous Materials (notwithstanding any less stringent standards or remediation allowable under applicable Environmental Laws), and (b) shall indemnify, defend and hold harmless Landlord from and against any and all Claims arising out of or relating to the introduction, presence or release of such Hazardous Materials. Tenant shall bear no liability for (a) any Hazardous Materials or violations of Environmental Laws to the extent existing in, on, about or under the Premises, the Campus, or the Project on or before the Commencement Date of each Phase, as applicable, except to the extent caused by Tenant or any Tenant Party; (b) noncompliance with any applicable Environmental Law to the extent caused by the acts or omissions of Landlord, or any Landlord Parties; (c) any Hazardous Materials that shall become present in, on, under or about (or are released from) the Premises, the Campus, or the Project to the extent resulting from any act of Landlord or any Landlord Parties; or (d) any Hazardous Materials or violations of Environmental Laws to the extent becoming present in, on, under or about (or are released from) the Premises, the Campus, or the Project as a result of any act of any other tenants or third-parties (unless such third-parties constitute a Tenant Party).

7.3.3. No Interference. Landlord will not knowingly do anything and will not knowingly allow any Landlord Party to do anything which is reasonably likely to cause material interference, injury or damage to Tenant’s Personal Property or materially impair Tenant’s access to or use or enjoyment of the Premises. Tenant nor any Tenant Party shall not knowingly take any action that is reasonably likely to materially interfere with Landlord’s operation, maintenance, repair, or management of the Building or the Project, or Landlord’s performance of its obligations under this Lease. If Tenant gives notice that any negligent act or omission of Landlord or any of the Landlord Parties is causing a material interference with Tenant’s access to or operations at all or a material portion of the Premises for the Permitted Use after the Commencement Date Conditions are satisfied (“Material Interference”), then Landlord will respond to Tenant’s notice within 48 hours with a statement of Landlord’s plan to address the Material Interference and the estimated time for cure, commence the cure as soon as possible, and diligently pursue and keep Tenant informed of the progress of the cure. In addition, if a Material Interference continues for more than five days after Tenant’s notice and Landlord fails to commence cure of the same, Tenant will have the right (but not the obligation) to take commercially reasonable actions at that time to mitigate or eliminate the Material Interference. If Tenant takes any actions to mitigate or eliminate any Material Interference, and Landlord fails to reimburse Tenant within (thirty) 30 days after demand for the reasonable actual out-of-pocket costs and reasonable attorneys’ fees incurred by Tenant in taking such actions, or if Landlord fails to pay any other amount owed to Tenant under this Lease within (thirty) 30 days after demand, Tenant may offset such amount (plus interest at the Default Rate) against any installments of Base Rent up to [***] of the any installments of Base Rent then due in any given month until the offset amount is fully recovered. Tenant shall not be entitled to duplicate recovery under this Section and the Service Level Agreement for the same event.

7.4 Electrical Power Threshold. Tenant’s actual use of the electricity, as measured at the Demarcation Point by the Electrical Metering Equipment, shall not at any time exceed the Critical Load Power. All Tenant’s Equipment located in the Datacenter Space shall be included in the calculation of Tenant’s actual use of Critical Load Power. Tenant shall, upon receipt of written notice, promptly cause power consumption in the Datacenter Space to be at or below the Electrical Power Threshold upon the submission by Landlord of an emailed notice to Tenant at the Notice address, which may occur by virtue of Landlord’s building management system, notifying Tenant of the overage. If Tenant shall fail to reduce its use of Critical Load Power to a level that complies with the terms of this Section within 24-hours after receiving such notice from Landlord and an Emergency exists as a result of such overage, Landlord shall have the right to reduce power solely in amounts as a necessary to reduce power consumption at the Demarcation Point to the Electrical Power Threshold. For the avoidance of doubt, Landlord has no liability to Tenant under the Service Level Agreement if an overage by Tenant results on a failure of Landlord to meet a Service Level.

7.5 Structural Load. Tenant shall not place a load upon the Datacenter Space exceeding five hundred (500) pounds per square foot. Any cabinets, cages or partitions installed in the Datacenter Space (whether installed by Landlord or by any Tenant Party) shall be included in the calculation of the live load.

8. SERVICES TO BE PROVIDED BY LANDLORD.

8.1 Services. During the Term, Landlord shall provide (or cause to be provided) the following services up to the applicable Demarcation Point with respect to the Premises and/or the Building, as applicable (collectively, the “Services”):

8.1.1 Access Control.

8.1.1.1 Generally. Landlord shall provide Landlord’s Access Control Systems in accordance with Tier III. Landlord disclaims any and all other responsibility or, obligation to provide additional access control (or any security) to the Building, the Premises, or any portion of any of the above, which shall include the following elements designed to prevent unauthorized physical access to the Building: (a) locked doors for physical barrier control; (b) 24-hour on-site security guard staffing; (c) 24/7/365-hour video and surveillance and alarm monitoring with 90 day video retention (d) access control system requiring biometrics for entry into the Premises and the Datacenter Space; (e) visitor identification and sign-in protocols with Tenant export capabilities, with access record logs retained for no less than 1 year; and (f) facility key management with check-out/in logs retained for no less than 1 year. Landlord reserves the right, [***], but without assuming any duty, to institute additional access control measures in order to further control and regulate access to the Building or any part thereof. Landlord shall not, under any circumstances, be responsible for providing or supplying security services to the Building in excess of the Landlord’s Access Control Systems (and Landlord shall not under any circumstances be deemed to have agreed to provide any services in excess of the above specified Landlord’s Access Control Systems) and Tenant’s Physical Security Baseline (defined below). Landlord’s Access Control Systems and physical security measures for the Building shall comply with the physical security baseline requirements set forth in Exhibit U attached hereto up to the applicable Demarcation Point set forth in Exhibit F (the “Physical Security Baseline”), as such requirements may be updated from time to time by mutual written agreement of Landlord and Tenant, and Landlord will implement such Physical Security Baseline as part of Landlord’s Installations.

8.1.1.2 Access Lists. Tenant will provide an access list (as updated and/or modified from time to time by Tenant, a “Datacenter Tenant Access List”) designating employees of Tenant that are permitted to enter the Building. Each employee designated by Tenant on each Datacenter Tenant Access List shall receive a security authorization (an “Access Authorization”). If any person seeking to gain access to the Building (other than any Landlord Party) is not on a current Datacenter Tenant Access List, then such person shall be refused access to the Building; provided that so long as an employee or representative of Tenant has escort authorization as specifically indicated on a current Datacenter Tenant Access List, such employee or representative of Tenant may escort any visitor including, without limitation, any vendor, supplier, partner, customer or visitor of the Tenant that is not on a Datacenter Tenant Access List to and/or within the Building.

8.1.1.3 Tenant shall be solely responsible for updating its Datacenter Tenant Access List and providing any changes to Landlord (and any such update shall become effective as soon as commercially practical but no later than three (3) Business Days after the same is delivered to Landlord). In any instance where any party seeking to access the Building on behalf of Tenant is refused access to the Building, Landlord shall promptly notify Tenant of such incident and cooperate with Tenant, at Tenant’s sole cost and expense, in connection with Tenant’s investigation of such incident.

8.1.2 Electricity.

8.1.2.1 Landlord shall furnish electricity to the Demarcation Points in accordance with the specifications set forth in the Service Level Agreement attached hereto as Exhibit G. The obligation of Landlord to so provide electricity shall be subject to the rules and regulations of the supplier of such electricity and of any Governmental Authorities regulating providers of electricity.

8.1.2.2 In addition, Landlord shall maintain battery capacity in accordance with Exhibit G attached hereto, and in the event of an interruption of electrical service to the Building, Landlord shall utilize the back-up generators serving the Building in accordance with Exhibit G attached hereto (the “Back Up Power Systems”) for the duration of such interruption. If any such interruption in electrical service was caused by any act or omission of Tenant or Tenant’s employees, agents, invitees or contractors in violation of this Lease, Tenant shall reimburse Landlord for all actual costs of fuel incurred by Landlord in causing the Back Up Power Systems to provide electricity to the Building and/or Project.

8.1.3 Service Level Agreement. Landlord will provide the Services required to meet the Service Levels detailed in the Service Level Agreement in a professional and workmanlike manner consistent with Institutional Owner Practices for the type of Services provided under this Lease and in accordance with the Service Levels, the Service Level Agreement(s), and the terms and conditions of this Lease. Tenant will be entitled to Service Level Credits (which will be applied towards, and reduce, the Rent due under this Lease) in the event Landlord fails to comply with its Services Levels and Service Level Agreements, as set forth under the applicable Service Level Agreement. Tenant’s remedies for any failure by Landlord to provide the Services in accordance with the Service Level Agreement are set forth in the applicable Service Level Agreement. For the avoidance of doubt, a failure by Landlord to meet a Service Level shall not, in and of itself, constitute a Landlord Default under this Lease. Tenant’s sole and exclusive remedies for a failure by Landlord to meet a Service Level shall be as expressly set forth in the Service Level Agreement.

8.1.4 SLA Operation Data. Landlord shall provide and maintain datacenter telemetry and monitoring systems “Monitoring Systems” as follows:

8.1.4.1. Telemetry and Monitoring Systems. Landlord shall, at its sole cost and expense, install, operate, and maintain at all times during the Term, industry-standard data center active telemetry systems, building and mechanical system monitoring solutions, and, if applicable, network operations systems, each designed to monitor, record, and manage Data Hall and Datacenter Space environmental, mechanical, power, cooling, security, and network conditions (“Telemetry Data”) in and throughout each Data Hall, in each case solely with respect to the Building Systems and infrastructure upstream of and including the applicable Demarcation Points. For the avoidance of doubt, Landlord’s obligations under this Section 8.1.4 shall not extend to any equipment, systems, or infrastructure downstream of the Demarcation Points; provided that Landlord shall provide Tenant with the ability to connect Tenant’s downstream monitoring systems to Landlord’s Monitoring Systems.

8.1.4.2. Dashboard Access for Tenant. Landlord shall provide Tenant and its authorized representatives with continuous, real-time access (24 hours per day, 7 days per week) to a secure, web-based dashboard, API (where supported by the monitoring platform), or equivalent user interface(s), which shall provide the following, at a minimum: (i) environmental data (including temperature and humidity by location/zone), as well as direct liquid cooling (“DLC”) loop data; (ii) power and energy usage data (including PUE, circuit status, real-time and historical utilization), load balance, distortion, and other relevant power metrics; (iii) mechanical, security, HVAC system status and alerts with respect to Building Systems upstream of the Demarcation Points; (iv) security event logs (including access control and surveillance notifications relevant to the Datacenter Space); and (v) Landlord shall provide monitoring for facility infrastructure systems, including electrical, mechanical, environmental, and physical security systems.

8.1.4.3. Data Retention and Historical Access. Landlord shall retain all Telemetry Data and other monitoring data collected under Subsection 8.1.4. for not less than twelve (12) months from the date of collection, and shall, upon request by Tenant, make such historical data available to Tenant in a readily accessible electronic format.

8.1.4.4. Notification of System Failure or Scheduled Downtime. Landlord shall promptly notify Tenant of any unplanned interruption in Telemetry Data or dashboard access, and shall use commercially reasonable efforts to restore service as soon as practicable. Scheduled maintenance that may impact Tenant’s access to monitoring systems must be communicated to Tenant in writing at least forty-eight (48) hours in advance.

8.1.4.5. Security and Confidentiality. Telemetry Data shall be treated in accordance with Tenant’s Physical Security Requirements and all Telemetry Data and dashboard content relating to Tenant’s operations shall be treated as Tenant’s Confidential Information under this Lease and subject to the applicable confidentiality provisions of this Lease. Landlord shall have access to Telemetry Data to the extent necessary to satisfy Landlord’s obligations under this Lease and the Service Level Agreement, including to prevent or cure any default under this Lease or failure to meet a Service Level.

8.1.4.6. Telemetry Data Points. The required data points and information required as part of the Telemetry Data shall be detailed in an exhibit to the SLA and made available to Tenant by Landlord as part of Landlord’s operational requirements and performance pursuant to this Lease and the Service Level Agreement.

8.1.5 Other Services. During the Term, Landlord shall provide access to the Building’s loading dock facilities twenty-four (24) hours a day, seven (7) days a week, subject to prior coordination with Landlord and Landlord’s reasonable rules and regulations for access to the Building’s loading dock facilities.

8.2 Interruption of Services. Except as expressly provided in the Service Level Agreement attached hereto as Exhibit G, no interruption, failure or malfunction of any electrical or other service (including, without limitation, HVAC service) to the Premises (or to any other portion of the Premises, the Campus, the Building or the Project) shall, in any event: (a) constitute an eviction or disturbance of Tenant’s use and possession of the Premises, (b) constitute a breach by Landlord of any of Landlord’s obligations under this Lease, (c) render Landlord liable for damages of any type or entitle Tenant to be relieved from any of Tenant’s obligations under this Lease (including the obligation to pay Rent), (d) grant Tenant any right of setoff or recoupment, (e) provide Tenant with any right to terminate this Lease, or (f) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or consequential damages (of any type), whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the Premises, the Campus, the Building or the Project.

8.3 Acknowledgments. Tenant acknowledges and agrees that: (a) except to the extent expressly provided in this Lease, Landlord shall not be obligated to provide any telecommunications services or managed services to Tenant under this Lease; and (b) any services to be provided by Landlord hereunder may be performed on behalf of Landlord by any affiliate of Landlord or an independent contractor or contractors retained by Landlord.

8.4. Certifications; Audits.

8.4.1 Landlord will cause [***] to occur annually starting after the first full calendar year of operation in the Premises. Landlord shall provide Tenant, annually, upon request without undue delay with a copy of the report of an independent audit conducted in relation to the architecture, systems, procedures and internal controls of Landlord. Such report shall take the form of a [***] and shall cover the most recent 12-month period (in one or another more reports). Landlord shall throughout the Term allow Tenant to conduct (either itself or through a third party) a review of Landlord’s compliance with Landlord’s physical access and security obligations under this Lease and the SLAs. Any review shall be subject to Landlord’s normal confidentiality procedures in force at its Building and Premises, shall not unreasonably disrupt Landlord’s operations.

9. MAINTENANCE; ALTERATIONS.

9.1 Landlord Maintenance. Subject to Tenant’s obligations under Section 9.2 below, commencing on the Commencement Date of each Phase, Landlord shall maintain, keep in good repair, and replace (as reasonably necessary) with respect to such Phase: (a) the Pathway, (b) the Building Systems, including, Landlord’s Access Control Systems, HVAC, DC plant (if any), Back Up Power Systems, and fire suppression systems, (c) the floors and walls, foundation, exterior walls, roof and other structural components of the Building, (d) Landlord’s furniture, fixtures and equipment in the Building, (e) the Common Areas, and Meet Me Rooms, Landlord’s furniture, fixtures and equipment located in or serving the Common Areas and Meet Me Rooms. For the avoidance of doubt, it is understood and agreed that Landlord shall be responsible, under this Section 9.1, for the maintenance and repair (and when necessary, replacement) of all portions of the electrical systems and infrastructure serving the Premises “upstream” of and including the Demarcation Point . Except as provided in this Section 9.1 (and Section 8.1.3, above), Landlord shall have no obligation to repair and/or maintain the Project, Building, or Premises. Landlord will be responsible for all of the following repair and replacement costs (without reimbursement from Tenant) for all costs of any repair, replacement, or capital improvement to the Building or any Landlord equipment serving the Building; (y) maintenance, repairs, and replacements of Landlord equipment including batteries, switchgear, generators, substations, capacitors, and other parts and components in the ordinary course of business, and (z) all repairs, replacements, and maintenance necessary to keep the Building and the Common Areas in good working order and repair with all systems functioning properly and to maintain the Building in a clean and safe condition, all as comparable to other first class data centers.

9.2 Tenant’s Maintenance. During the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense: (a) maintain the Premises and Tenant’s Personal Property therein in a clean, sightly, safe and good order and clean condition , ordinary wear and tear excepted, and (b) regularly remove all trash from the Premises. For the avoidance of doubt, it is understood and agreed that, Tenant shall be responsible, under this Section 9.2, for the maintenance and repair (and when necessary, replacement) of all portions of the electrical systems and infrastructure serving the Premises “downstream” of the Demarcation Point (including, without limitation, all PDUs, RPPs, power distribution whips, receptacles, Tenant Data Center Installations, CDU loops, CDUs, and other installations and Tenant cooling equipment). If Tenant or any other Tenant Party, including, but not limited to any of their technicians or representatives, physically damages the Campus, the Project, the Building, a Meet Me Room or any portion of any of the above, Landlord may, but shall not be obligated to, perform all necessary or appropriate maintenance and repair, and any amounts expended by Landlord in connection therewith, plus an administrative charge of [***], shall be reimbursed by Tenant to Landlord as Additional Rent.

9.3 Alterations. Notwithstanding any provision in this Lease to the contrary, except for Permitted Alterations, Tenant shall not make or cause to be made any Alterations without the prior written consent and approval of Landlord, which consent and approval may be withheld, conditioned or delayed in Landlord’s reasonable discretion; provided, however, that:

9.3.1 Landlord’s consent shall not be required for any Permitted Alterations; provided, however, although Landlord’s consent is not required, Tenant shall nonetheless notify Landlord of any Permitted Alterations and Tenant’s performance of the Permitted Alterations shall otherwise be subject to the terms and conditions of this Lease;

9.3.2 Tenant shall have the right, at its sole cost and expense and subject to Landlord’s approval of the plans and specifications therefor and the contractors who shall perform such work, to: (a) install its own security system (“Tenant’s Security System”) within the Datacenter Space, and (b) to integrate Tenant’s Security System and management systems into Landlord’s Building security system and Building management systems; provided, further, that: (x) Tenant shall furnish Landlord with a copy of all key codes, access cards and other entry means and ensure that Landlord shall have access to the Datacenter Space at all times (provided, however, Landlord’s access shall remain subject to the access provisions of this Lease), (y) Tenant shall ensure that Tenant’s Security System shall comply with all applicable Laws, and (z) in no event shall Landlord be liable for the malfunctioning of Tenant’s Security System, except to the extent caused by Landlord’s acts or omissions, and Tenant shall indemnify, defend and hold the Landlord Parties harmless from and against all Claims arising or relating thereto; and

9.3.3 Tenant shall give Landlord not less than ten (10) days’ prior written notice before commencing any Alterations (including, but not limited to, any Permitted Alterations) so as to permit Landlord to post appropriate notices of non-responsibility.

9.3.4 Landlord hereby waives and releases any and all statutory, common law, or contractual liens, or ownership claims it may have or acquire in Tenant’s Equipment. Landlord acknowledges that Tenant may grant a security interest in such Equipment to a third-party lender or lessor (collectively, a “Lender”). Landlord hereby recognizes the Lender’s superior interest and agrees to provide the Lender with reasonable access to the Premises to identify, inspect, and/or remove such Equipment that is the subject of such security interest in the event of a Tenant default, provided such removal is conducted (a) in a manner that minimizes damage to the Building, and (b) during Landlord’s normal operating hours and subject to Landlord’s reasonable security, control and access processes. Pursuant to any such security interest in or financing of Tenant’s Equipment, Tenant may be required obtain a commercially reasonable host waiver and disclaimer of interest (“Host Waiver”) as between Landlord and such third-party financing or leasing Tenant’s Equipment (the “Host”). Upon written request from Tenant and so long as Tenant is not in an Event of Default, Landlord shall execute a Host Waiver substantially in the form attached hereto as Exhibit L, with such changes as Landlord reasonably approves, provided that such Host and Tenant also each executes and delivers such Host Waiver.

9.3.5 It will be deemed reasonable for Landlord to withhold, condition or delay consent to any Alteration that: (a) materially affects or would involve interacting with the Building structure or any Building Systems, (b) adversely affects Landlord’s Installations or Landlord’s ability to satisfy its obligations under this Lease, including but not limited to, the SLA, (c) exceeds the maximum floor loading specifications for the applicable portion of the Building, (d) would result in excessive power density, or (e) would void any warranty for the Building.

9.4 Tenant’s Vendors. Landlord agrees that Tenant may contract with: (a) any licensed third-party electrical contractor for the installation and maintenance of electrical interconnections specific to Tenant’s Personal Property located within the Premises,

(b) any licensed third-party contractor for the installation of cabinets, racks and low voltage copper and fiber optic communications infrastructure within the Premises, and (c) any reputable vendor to provide remote-hands and other technical contract services at the Premises in connection with the day-to-day operation of Tenant’s business; provided that: (i) Landlord must approve in writing any third-party vendor that provides electrical, construction, and other technical contract services to Tenant at the Premises or Building if such vendor will be interacting with the Building Systems before any such vendor may enter the Building or Premises (provided that any such approval of any such vendor shall not to be unreasonably withheld), and (ii) all third-party vendors must agree to and follow all Landlord rules, policies and procedures that are established for like services, including strict adherence to any local seismic and ADA regulations and the Campus Rules and Regulations.

9.5 Encumbrances. Tenant shall pay when due all costs for work performed and materials supplied by Tenant or Tenant Parties to the Premises. Except as otherwise provided in Section 9.3.4., Tenant shall keep Landlord, the Premises, the Building, the Project and the Campus free from Encumbrances arising out of or relating to Tenant’s activities, use or occupancy of the Premises, or Tenant’s leasehold interest under the Lease (such Encumbrances, "Tenant Encumbrances") (and it is understood and agreed that Tenant has no right under this Lease to create or permit any Tenant Encumbrance to be established), and Tenant shall indemnify, defend and hold harmless Landlord, the Premises, the Building, the Campus and the Project of and from any and all Claims arising out of or related to any such Tenant Encumbrances. Except as otherwise provided in Section 9.3.4, Tenant shall satisfy or otherwise discharge all such Tenant Encumbrances within thirty (30) days after Landlord notifies Tenant in writing that any Tenant Encumbrance has been filed, and if Tenant fails to do so, Landlord, without limiting its remedies, may, but is not obligated to, pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10. CASUALTY; TAKING.

10.1 Casualty.

10.1.1 If the Building is damaged by a casualty, Landlord will send notice to Tenant within [***] after the date that Landlord obtains knowledge of such damage. To the extent that a portion of the Premises is rendered unusable or inaccessible by such casualty, such impacted Premises shall be referred to in this Section as “Impacted Tenant Space”. Within [***] after Landlord’s actual knowledge of a casualty, Landlord shall also provide Tenant notice (an “Initial Reconstruction Notice”) specifying the estimated time and cost to restore the Building or the Impacted Tenant Space, as applicable, to substantially its pre-casualty condition and as otherwise set forth herein.

10.1.2 In the event that (a) any material casualty damage to the portions of the Datacenter Space or Building or the Building Systems serving the Premises or Impacted Tenant Space, and cannot reasonably be repaired within [***], or (b) the casualty occurs during the last year of the Term and the restoration time estimate as set forth in the Initial Reconstruction Notice exceeds [***], then: (i) Tenant may terminate this Lease upon written notice given to Landlord within [***] after Landlord gives the Initial Reconstruction Notice, if the casualty or the inability to use or access the Impacted Tenant Space materially and adversely affects Tenant’s access to or use of the Premises for the Permitted Use, or (ii) Landlord may terminate the Lease upon written [***] prior written notice given to Tenant if Landlord reasonably determines that Impacted Tenant Space or Building cannot be reasonably repaired within [***]. Landlord may also terminate the Lease in the event that the insurance proceeds received by Landlord in connection with the casualty are not sufficient to fund Landlord’s restoration obligation and Tenant does not agree to fund such shortfall, except to the extent such insufficient funds are due to Landlord’s failure to comply with its insurance obligations under this Lease.

10.1.3 Notwithstanding anything to the contrary herein, if a casualty is caused by Tenant’s gross negligence or willful misconduct, Tenant shall not be entitled to termination rights in connection with restoration of such damage.

10.1.4 Unless this Lease is terminated in accordance with this Section 10.1, upon Landlord’s receipt of sufficient insurance proceeds, Landlord shall begin to repair the casualty damage to the Building and/or Impacted Tenant Space and shall proceed with reasonable diligence to restore (the “Restoration”) the same to substantially the same condition as it existed before such casualty, except for modifications required by applicable Laws; provided, however, that Landlord shall not be required to repair or replace any Tenant’s Personal Property or any Alterations made by Tenant (all of which shall be promptly repaired, restored and/or replaced by Tenant, except to the extent such casualty damage was the result of Landlord’s gross negligence or willful misconduct). Unless the casualty is caused by Tenant or any Tenant Parties gross negligence or willful misconduct, Base Rent shall abate proportionately based on the portion of the Datacenter Space that Tenant is unable to access or use for the Permitted Use as a result of such casualty, on a monthly basis, for the period of time commencing on the date Tenant is unable to access or use such damaged portion of the Datacenter Space and continuing until the Restoration is substantially complete, as reasonably determined by Landlord’s architect, plus a reasonable period not to exceed [***] thereafter for Tenant’s restoration and re-installation of Tenant’s Personal Property or any Alterations made by Tenant that are required to occupy and use of the Premises for the Permitted Use; [***]. The foregoing carve-out shall cease and Tenant’s right to abatement under this Section 10.1.4 shall terminate, upon the earlier of (i) Tenant’s delivery of written notice of completion of such restoration and re-installation, or (ii) expiration of such [***]. During the Restoration period, Landlord shall provide Tenant with reasonable access as soon as reasonably practical to the Impacted Tenant Space to perform Tenant’s restoration and re-installation work to the extent such access does not delay or unreasonably interfere with Landlord’s Restoration and subject to Tenant’s compliance with any life/safety procedures or rules required by Landlord or its contractors.

10.1.5 Landlord and Tenant agree that the provisions of this Section 10.1 shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or destruction of, all or any portion of the Premises, the Project or the Campus, and Landlord and Tenant hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect, including, but not limited to Section 227 of New York Real Property Law.

10.2 Taking. If the whole or a material portion of the Premises, the Campus, the Building or the Project shall be taken under the power of eminent domain, or sold to prevent the exercise thereof (collectively, a “Taking”), this Lease shall automatically terminate as of the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking (the “Taking Date”). In the event of a Taking of: (a) such portion of the Building or the Project as shall, the reasonable determination of Landlord (provided that Landlord delivers to Tenant, together with such termination notice, a written explanation in reasonable detail of the basis for such determination), substantially interfere with Landlord’s operation thereof, Landlord may terminate this Lease upon [***] written notice to Tenant given at any time prior to the date that is [***] following the Taking Date, or (b) such portion of the Premises, the Campus, the Building or the Project as shall prevent Tenant from conducting Tenant’s business in any portion of the Premises, for a period of time in excess of [***], Tenant shall have the option to terminate this Lease upon [***] written notice to Landlord given at any time prior to the date that is [***] following the Taking Date. If a portion of the Premises is so taken and this Lease is not terminated: (y) Landlord shall, with reasonable diligence and at Landlord’s cost, proceed to restore (to the extent permitted by applicable Laws) the Premises and the Building (other than Tenant’s Personal Property and Alterations) to a complete, functioning unit within [***] following the Taking Date (the “Restoration Period”); provided, however, that if Landlord fails to complete such restoration within the Restoration Period, Tenant shall have the right to terminate this Lease upon [***] written notice to Landlord delivered at any time following the expiration of the Restoration Period and prior to Landlord’s completion of such restoration, and (z) the Base Rent payable hereunder shall be reduced proportionately based on the portion of the Premises that Tenant is prevented from using for the Permitted Use as a result of such Taking. Except as expressly provided otherwise in this Section 10.2, the entire award for any Taking shall belong to Landlord (without deduction for any estate or interest of Tenant), except that Tenant shall be entitled to independently pursue a separate award for the loss of, or damage to, Tenant’s Personal Property and Alterations and Tenant’s relocation costs directly associated with the Taking (but Tenant shall not otherwise assert any claim against Landlord or the condemning authority). Landlord shall not settle or compromise any condemnation proceeding in a manner that would materially and adversely affect Tenant’s right to pursue a separate award without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed. No temporary Taking (for less than [***]) of the Premises, the Campus, the Building or the Project (or any portion thereof) shall terminate this Lease, but shall entitle Tenant to any abatement of the Rent payable to Landlord under this Lease; provided, however, that any award for any such temporary Taking shall belong to Tenant, but only to the extent that the award applies to any time period during the Term of this Lease. This Section 10.2 shall be Tenant’s sole and exclusive remedy in the event of a Taking, and each of Landlord and Tenant hereby waives the provisions of any Laws to the contrary.

11. ASSIGNMENT AND SUBLETTING.

11.1 Transfers. Except for Permitted Transfers (defined below), Tenant shall not make any Transfer without first obtaining Landlord’s express prior written consent, [***].

11.1.1 Permitted Transfers. Notwithstanding anything to the contrary in this Article 11, Tenant shall be permitted to make a Transfer upon not less than [***] prior written notice to Landlord (along with any relevant information as may be requested by Landlord) but without Landlord’s prior written consent (each, a “Permitted Transfer”) to:

(a) any Affiliate of Tenant, provided that (i), Tenant remains fully liable under the Lease [***], and (ii) the Security Deposit Requirement remains satisfied in accordance with Section 6.1, if applicable, and (iii) such Affiliate assumes all of Tenant’s obligations under this Lease pursuant to the Landlord’s standard form of “Assignment and Assumption of Lease and Consent” and delivers the same, duly executed, to Landlord;

(b) any other Person that has (or whose parent company has, provided such parent company delivers to Landlord a guaranty in accordance with Section 6.2 of the Lease) Investment Grade Status as of the date of such Transfer (an “Investment Grade Transferee”), provided that such Investment Grade Transferee assumes all of Tenant’s obligations under this Lease pursuant to a commercially reasonable and mutually agreeable form of “Assignment and Assumption of Lease and Consent.” If the surviving entity satisfies the foregoing test, Original Tenant shall be released from all liability under this Lease arising from and after the effective date of such transaction; or

(c) an assignment to a successor of Tenant, or an assignment in connection with a merger, consolidation, reorganization, or the sale or transfer of all or substantially all of Tenant’s assets or equity; provided that, in the case of this subsection 11.1.1(c), the resulting surviving entity (x) has a tangible net worth, determined in accordance with GAAP immediately after the transaction, at least equal to the greater of Original Tenant’s tangible net worth immediately before the transaction or as of the date of this Lease, or (y) has Investment Grade Status, in each case as of the date of such Transfer. If the surviving entity satisfies the foregoing test and assumes all of Tenant’s obligations under this Lease pursuant to a reasonably acceptable and standard form of “Assignment and Assumption of Lease and Consent” and delivers the same, duly executed, to Landlord, then the Original Tenant shall be released from all liability under this Lease arising from and after the effective date of such transaction; provided, further, that if the surviving entity does not satisfy the foregoing test, such transaction shall nonetheless constitute a Permitted Transfer so long as the surviving entity assumes all of Tenant’s obligations under this Lease pursuant to the Landlord’s standard form of “Assignment and Assumption of Lease and Consent” and delivers the same, duly executed, to Landlord, and either (1) Original Tenant remains fully liable under this Lease or (2) a guaranty of all of Tenant’s obligations under this Lease, in accordance with Section 6.2, is delivered to Landlord from an entity that satisfies the tangible net worth test in clause (x) above or that has Investment Grade Status, in either case until such time as the surviving entity attains Investment Grade Status, whereupon such continuing liability or guaranty shall be released; or

(d) any direct or indirect issuance, sale, transfer, pledge, or trading of stock or other equity interests in Tenant or any direct or indirect parent of Tenant, in either case whose equity is publicly traded on a recognized securities exchange or in an over-the-counter market, including any Change of Control resulting from any of the foregoing, in each case only to the extent the same does not constitute a Transfer under the final sentence of Section 1.110. Any transaction described in clause (the final sentence of Section 1.110 shall be governed by Section 11.1.1(c).

No Permitted Transfer shall be effective unless each of the following conditions is satisfied: (A) no uncured Event of Default exists as of the date of such notice; (B) the proposed Transferee is not (x) a Person that is the target of any economic sanctions administered or enforced by the United States (including OFAC) or the United Nations, or owned or controlled by any such Person, (y) a Governmental Authority or entity with the power of eminent domain, or (z) a Person whose primary business is the development of data centers and is in direct competition with Landlord; and (C) the proposed Transferee does not intend to use any part of the Premises for a purpose other than a Permitted Use.

11.2 Notice to Landlord. If Tenant desires to make any Transfer, then at least thirty (30) days (but no more than one hundred eighty (180) days) prior to the proposed effective date of the proposed Transfer, Tenant shall submit to Landlord: (a) a Transfer Request and such other information and materials as Landlord may reasonably request (and if Landlord requests such additional information or materials); and (b) the proposed assignment, sublease or other Transfer on a form reasonably approved by Landlord . If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Request, Tenant shall re-submit such Transfer Request to Landlord for its consent pursuant to all of the terms and conditions of this Article 11.

11.3 No Release; Subsequent Transfers. Except as otherwise provided under this Lease, no Transfer shall release Tenant from Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder without Landlord’s written consent. In no event shall the acceptance of any payment by Landlord from any other person be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer.

12. SUBORDINATION AND ATTORNMENT; ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS.

12.1 Subordination and Attornment. This Lease and the rights of Tenant hereunder, are and shall be subordinate to the interests of all Security Instruments; provided, however, such subordination shall be conditioned upon the delivery to Tenant of a subordination, non disturbance and attornment agreement (an “SNDA”), in substantially the form attached hereto as Exhibit R or in such other form as is reasonably acceptable to Tenant, Landlord and the applicable Holder, which shall require, among other things, that such Security Interest Holder accept this Lease and not to disturb Tenant’s possession so long as Tenant is not in default under this Lease beyond any applicable notice and cure period, and for Tenant to attorn to Holder and recognize Holder as landlord under the Lease should the Holder become the landlord under this Lease. Subject to the foregoing (i.e., the delivery of an SNDA to Tenant as required herein, such subordination shall be self-operative and effective without the necessity of any additional document being executed by Tenant for the purpose of effectuating a subordination. Tenant shall within thirty (30) days of demand therefor review and execute a SNDA. Tenant shall attorn to any successor to Landlord’s interest in this Lease on the terms and conditions of this Lease. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Tenant agrees to give each Noticed Holder, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant. .

12.2 Estoppel Certificates. Tenant shall, within fifteen (15) days’ prior written notice from Landlord, execute, acknowledge, and deliver to Landlord an estoppel certificate in substantially the form attached hereto as Exhibit S (an “Estoppel Certificate”), and certifying all other matters relating to this Lease reasonably requested by Landlord or any of its current or prospective lenders or investors, any prospective purchaser of the Building and/or the Property, any current or prospective ground lessor or master lessor, and Holder, and/or any of their respective successors or assignees, and with such modifications thereto as are appropriate to reflect the facts existing at such time. It is expressly understood and agreed that any such Estoppel Certificate may be relied upon by Landlord’s current or prospective lenders or investors, and any prospective purchaser of the Building and/or the Property, any current or prospective ground lessor or master lessor, and by any current and/or prospective Holder, and any of their respective successors or assignees.

12.3 Financial Statements.

12.3.1 [***]

12.3.2 [***]

13. SURRENDER OF PREMISES; HOLDING OVER.

13.1 Tenant’s Method of Surrender. Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease or the termination of Tenant’s right to possess the Premises, Tenant shall, subject to the provisions of this Article 13, quit and surrender possession of the Premises to Landlord in good working order and clean condition, reasonable wear and tear excepted, and with all of the items described in Section 13.2 below removed from the Premises.

13.2 Removal and Restoration. Except as expressly set forth in this Section 13.2, Tenant shall have no obligation to restore the Premises to their condition prior to Tenant's occupancy. All Alterations and Tenant Fit-Out may remain a part of the Premises and the property of Landlord upon the expiration or earlier termination of this Lease, unless either (a) at Tenant’s election, Tenant removes such items, or (b) Landlord shall, by written notice given to Tenant, require Tenant to remove some or all of Tenant’s Alterations and Tenant Fit-Out (provided, however, if Landlord shall require any items to be removed in accordance with clause (b), Landlord shall be required to identify such items to be removed when Landlord approves the installation of such items in accordance with its approval hereunder. Tenant agrees that, upon the expiration or earlier termination of this Lease, Tenant, upon Tenant’s election under Section 13.2(a) or Landlord requirements pursuant to Section 13.2(b) (or, failing which, a contractor designated by Landlord), shall, at Tenant’s sole cost and expense, promptly remove: (y) all of Tenant’s Alterations or Tenant Fit-Out designated for removal by Landlord, and (z) all of Tenant’s Personal Property (and any other items of equipment and personal property not belonging to Landlord), and shall restore those portions of the Building and/or the Premises damaged by such removal to good and tenantable condition, free of damage and debris. Where required hereunder, if Tenant fails to promptly remove any such Tenant’s Alterations, Tenant Fit-Out, or Tenant’s Personal Property (and/or any other equipment or property not belonging to Landlord) pursuant to this Section 13.2, Landlord shall have the right to remove such Tenant’s Alterations, Tenant Fit-Out and/or Tenant’s Personal Property (and/or other equipment or property not belonging to Landlord) and to restore those portions of the Building and/or the Premises damaged by such removal to good and tenantable condition, free of damage and debris. In addition, if any Tenant’s Personal Property (and/or any other equipment or property not belonging to Landlord) remains in the Premises after the expiration of or any earlier termination of Tenant’s right to possess the Premises, and Tenant fails to remove or recover from Landlord such property within ten (10) Business Days after written notice to Tenant, Landlord may treat such property as abandoned and may place the same into storage and/or make such disposition of such property as Landlord may desire, without liability for compensation or damages to Tenant in the event that such property is the property of Tenant, and in the event that such property is the property of someone other than Tenant, Tenant shall indemnify, defend and hold the Landlord Parties harmless from all Claims arising out of, in connection with, or in any manner related to any removal, storage, exercise of dominion over, and/or disposition of such property by Landlord.

13.3 Holding Over. If Tenant fails to surrender the entire Premises in accordance with this Lease (including, without limitation, Sections 13.1 and 13.2, above), or otherwise holds possession of the Premises (or any portion thereof) after the expiration or termination of the Term of this Lease with respect thereto, Tenant shall become a tenant at sufferance upon all of the terms contained herein, except as to Term and Base Rent. During such holdover period, Tenant shall pay to Landlord monthly Base Rent at the Holdover Base Rental Rate. The monthly Base Rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. If at any time during the Term or such holdover period Landlord obtains a replacement tenant for the Premises, Landlord may deliver written notice to Tenant of same. If Tenant fails to surrender the entire Premises in accordance with the terms this Lease within fifteen (15) Business Days following Tenant’s receipt of such notice or by the expiration or earlier termination of this Lease, whichever is later, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims (including, without limitation, all lost profits and other consequential damages, attorneys’ fees, consultants’ fees and court costs) incurred or suffered by or asserted against Landlord due to Landlord’s inability to deliver the Premises to a successor tenant as a result of Tenant’s holding over.

14. INDEMNIFICATION AND INSURANCE.

14.1 Intentionally Deleted.

14.2 Indemnification.

14.2.1. Tenant Indemnification. [***], and subject to Sections 14.3.3 and 17.22. below, Tenant hereby agrees to indemnify, defend, and hold Landlord and the other Landlord Parties harmless from and against (and to reimburse Landlord and the other Landlord Parties for) any and all Claims, including reasonable attorneys’ fees and costs incurred by Landlord and the other Landlord Parties in enforcing this Section 14.2.1, arising from, in connection with: (a) any breach or default by Tenant in the performance of any of Tenant’s obligations under this Lease, (b) the gross negligence or willful misconduct of Tenant or any Tenant Party, (c) Tenant’s performance under this Lease that infringes or misappropriates any third-party Intellectual Property rights, (d) any dispute, litigation or other proceedings between Tenant or any other Tenant Party and any third party as it relates to the content of any communications transmitted (directly or indirectly) through Tenant Equipment, or (e) any Hazardous Materials or violation of Environmental Laws to the extent caused by Tenant or any Tenant Party. If any action or proceeding is brought against Landlord or any other Landlord Party by reason of any such Claim, upon notice from Landlord, Tenant shall defend such action or proceeding at Tenant’s cost and expense. The indemnifying party may not effectuate any compromise or settlement of the Claim under this Section without the consent of the indemnified party.

14.2.2. Landlord Indemnification. [***], and subject to Section 14.3.3. and 17.22. below, Landlord hereby agrees to indemnify, defend, and hold Tenant and the other Tenant Parties harmless from and against (and to reimburse Tenant and the other Tenant Parties for) any and all Claims, including reasonable attorneys’ fees and costs incurred by Landlord and the other Landlord Parties in enforcing this Section 14.2.2, arising from, in connection with, (a) Landlord’s performance under this Lease that infringes or misappropriates any Tenant IP or third party’s Intellectual Property rights, (b) actual property damage or personal injury damage on the Building or Premises caused by Landlord or Landlord Parties, (c) a breach of Landlord’s obligations under this Lease, (d) the Services performed by or on behalf of Landlord in connection with this Lease to the extent arising from Landlord's breach of this Lease or the negligence or willful misconduct of any Landlord Party, (e) any violation by any Landlord Party of Section 7.3.2 (Hazardous Materials), or (f) the gross negligence or willful misconduct of Landlord or any other Landlord Party. If any action or proceeding is brought against Tenant or any other Tenant Party by reason of any such Claim, upon notice from Tenant, Landlord shall defend such action or proceeding at Landlord’s cost and expense. Nothing contained in this Section 14.2 shall be interpreted or used to in any way affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord. Notwithstanding the foregoing, this Section 14.2.2 shall not apply to, and Landlord shall have no indemnification obligation with respect to, any Claim to the extent Tenant is entitled to and has received Delay Credits or Outage Credits under this Lease for the same underlying event, it being agreed that such Outage Credits and termination rights provided in the Service Level Agreement are Tenant’s sole and exclusive remedy for such event.

14.3 Insurance.

14.3.1. Tenant’s Insurance. Tenant shall, at Tenant’s sole expense, procure and maintain throughout the Term of this Lease, unless indicated otherwise below, a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit “H-1” to this Lease. Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant hereby waives its rights against the Landlord Parties with respect to any claims, damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from: (a) risks insured against under any insurance policy carried by Tenant at the time of such claim, damage, loss or injury, or (b) risks which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

14.3.2. Landlord’s Insurance. Landlord shall, procure and maintain throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit H-2 to this Lease. Except to the extent caused by Tenant’s gross negligence or willful misconduct, Landlord hereby waives its rights against the Tenant Parties with respect to any claims, damages or losses (including any claims for bodily injury to persons and/or damage to property) which are caused by or result from: (a) risks insured against under any insurance policy carried by Landlord at the time of such claim, damage, loss or injury, or (b) risks which would have been covered under any insurance required to be obtained and maintained by Landlord under this Lease had such insurance been obtained and maintained as required. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease. For the avoidance of doubt, Landlord shall not be obligated to carry insurance on Tenant’s Personal Property.

14.3.3. Waiver of Recovery of Subrogation. Notwithstanding anything to the contrary in this Lease (including, without limitation, Exhibit H-1 and Exhibit H-2), Landlord and Tenant each release and relieve the other from any liability it might otherwise have and waive its entire right of recovery for loss or damage to the property of the releasing party (including, but not limited to, Tenant’s Personal Property, the Building, and the Building Systems) located within or constituting a part or all of the Building to the extent that the loss or damage either (a) is actually covered by property insurance carried by the releasing Party, or (b) would have been covered by the insurance the releasing Party is required to carry under Section 14, whichever is greater. However, this waiver will not apply if the Claim or loss is due to the grossly negligent acts or omissions, willful misconduct or fraud of the non-injured Party, or their respective employees, agents, contractors, or invitees. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease. Each of Landlord and Tenant will have their respective property insurers endorse the applicable insurance policies to reflect the foregoing waiver of claims. However, the endorsement will not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis. For the purpose of the foregoing waiver, the amount of any deductible or self-insured retention applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible or self-insured retention relates

15. TENANT DEFAULT.

15.1 Events of Default. Each of the following acts or omissions of Tenant or occurrences shall constitute an “Event of Default”:

15.1.1 Any failure by Tenant to timely pay any Rent, or any portion thereof, if such failure continues for five (5) Business Days following Landlord’s delivery to Tenant of written notice of such failure.

15.1.2 Any failure by Tenant to perform or observe any other material covenant or condition of this Lease (including, without limitation, in the Building and Campus Rules and Regulations) to be performed or observed by Tenant (other than those described in Section 15.1.1 above or Section 15.1.4, below) if such failure continues for a period of [***] after Landlord’s delivery to Tenant of written notice of such failure; provided, however, that in the event Tenant’s failure to perform or observe any covenant or condition of this Lease to be performed or observed by Tenant cannot reasonably be cured within [***] following written notice to Tenant, no Event of Default shall occur if Tenant commences to cure such failure within the [***] period and thereafter diligently prosecutes the curing thereof to completion within [***] following such written notice or a longer period as mutually agreed upon in writing by the Parties.

15.1.3 Intentionally Omitted.

15.1.4 The filing or execution or occurrence of any one of the following: (a) a petition in bankruptcy or other insolvency proceeding by or against Tenant, (b) a petition or answer seeking relief under any provision of the Bankruptcy Act, (c) an assignment for the benefit of creditors, (d) a petition or other proceeding by or against Tenant for the appointment of a trustee, receiver or liquidator of Tenant or any of Tenant’s property, or (e) a proceeding by any Governmental Authority for the dissolution or liquidation of Tenant or any other instance whereby Tenant or any general partner of Tenant shall cease doing business as a going concern.

15.2 Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the remedies described in Exhibit I attached hereto and incorporated herein by this reference, each and all of which shall, subject to applicable law, be cumulative and nonexclusive, without any notice or demand whatsoever (and all of the other provisions of Exhibit I shall apply to an Event of Default by Tenant hereunder). Without limiting the foregoing, during any period in which an Event of Default has occurred and is continuing, Tenant’s right to receive Service Level Credits (i.e., Outage Credits), or exercise any termination right under this Lease shall be suspended until such default is cured; provided, however, the suspension of the termination right by Tenant applies solely with respect to Events of Default under 15.1.1.). Upon the termination of Tenant’s right to possession of the Premises and Tenant’s full vacation of the Premises, Landlord will use commercially reasonable efforts to mitigate its damages as required by applicable Laws; provided (a) Landlord shall have no obligation to lease the Premises for a use in violation of the Permitted Use, (b) Landlord is not obligated to offer the Premises to a prospective tenant when other premises of Landlord are suitable for that prospective tenant’s use, (c) Landlord shall not be obligated to lease the Premises at a rental rate less than the Rent under the Lease, and (d) Landlord will not be obligated to lease the Premises to a tenant that does not have, [***], financial resources and creditworthiness meeting similar requirements under this Lease.

16. LANDLORD DEFAULT.

16.1 Landlord Default. It shall constitute a “Landlord Default” under this Lease if Landlord fails to perform or observe any of its material obligations under this Lease and such failure continues for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary to cure the failure, so long as Landlord commences to cure such failure within the thirty (30) day period and thereafter diligently prosecutes the curing thereof to completion, not to exceed one ninety (90) days) after Landlord receives written notice from Tenant specifying the default, which notice shall describe in reasonable detail the nature and extent of the failure and shall identify the Lease provision(s) containing the obligation(s) in question. Before pursuing any remedy for any alleged Landlord Default, Tenant shall give each Notified Party written notice of such alleged Landlord Default, and each Notified Party shall thereafter have thirty (30) days within which to cure or correct such alleged Landlord Default (or if such failure cannot be cured or corrected within that time, then such additional time as may be necessary to cure or correct such alleged Landlord Default, so long as such cure is diligently prosecuted to completion). Further, Landlord and Tenant acknowledge that the Service Level Agreement contains the sole and exclusive remedies for the operational matters set forth therein. Subject to the remaining provisions of this Lease, following the occurrence of any such Landlord Default, Tenant shall have the right to pursue any remedy available under Law for such default by Landlord.

16.2 Remedies. Upon the occurrence of any Landlord Default, Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord (after the applicable cure period has passed), and provided that such Landlord Default remains uncured as of the expiration of such additional thirty (30) day period. Notwithstanding anything to the contrary contained in this Lease, upon the occurrence of any Landlord Default under this Lease, beyond all applicable notice and cure periods, Tenant will have, in addition to the foregoing termination right (and any other rights and remedies provided under this Lease), the option to pursue any other remedies available to Tenant at law or in equity, each and all of which will, subject to applicable law, be cumulative and nonexclusive, without any notice or demand whatsoever.

16.3 Landlord not Responsible for Content. Notwithstanding anything to the contrary in this Lease, it is understood and agreed that Landlord shall have no liability or responsibility for the content of any communications transmitted via third-party services. Landlord does not operate or control the information, services, opinions, or other content of third-party services that may utilize equipment in the Project, the Campus or the Building or provide services therein. Tenant agrees that it shall make no Claim whatsoever against Landlord that in any manner relates to the content of any such services or with respect to any information, product, service, or software ordered through or provided by virtue of such third-party services.

16.4. Self-Help. [***]

17. MISCELLANEOUS.

17.1 Incorporation of Exhibits. All of the terms and conditions of all of the Exhibits to this Lease are hereby incorporated into this Lease.

17.2 Entire Agreement; Amendment; Successors; Survival. This Lease, along with any Lease Documents attached hereto or referred to herein, all of which are hereby incorporated into this Lease by this reference, contains all of the agreements and understandings relating to the leasing or use of the Premises and the Meet Me Rooms and the obligations of Landlord and Tenant in connection with such leasing and/or use. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties with respect to the leasing or use of the Premises and the Meet Me Rooms and the obligations of Landlord and Tenant in connection with such leasing and/or use. This Lease shall not be amended, changed, or modified in any way unless in writing executed by Landlord and Tenant. Landlord shall not have waived or released any of its rights hereunder unless in writing and executed by the Landlord. Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein shall bind or inure to the benefit of Landlord and Tenant and their respective successors and assigns, provided this clause shall not permit any Transfer by Tenant contrary to the provisions of Article 11. It is expressly agreed that the following provisions of the Lease shall survive the expiration or any earlier termination of this Lease: Article 5 (Taxes), Section 7.3.2 (Hazardous Materials), Section 9.5 (Encumbrances), Article 13 (Surrender of Premises; Holding Over), Section 14.2 (Indemnification), Article 15 (Tenant Default), Article 16 (Landlord Default), Section 17.9 (Governing Law), Section 17.10 (Attorneys’ Fees and Costs), Section 17.11 (Waiver of Right to Jury Trial), and Section 17.16 (Brokers).

17.3 Interpretation. The Parties acknowledge that each has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. All captions, headings, titles, numerical references, and computer highlighting are for convenience only and shall have no effect on the interpretation of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include the appropriate number and gender, as the context may require. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of this Lease. Time is of the essence in the performance of this Lease and all obligations hereunder. In the event any provision of this Lease is found to be unenforceable, the remainder of this Lease shall not be affected, and any provision found to be invalid shall be enforceable to the extent permitted by law.

17.4 No Partnership or Joint Venture; No Third-Party Beneficiaries. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant. Landlord shall have no obligations hereunder to any person or entity other than Tenant or any person or entity claiming through Tenant, and no other parties shall have any rights hereunder as against Landlord. For the avoidance of doubt, it is understood and agreed that each Landlord and Tenant shall have the right to enforce Sections 14.2 and 14.3 above against claims on behalf of Landlord Parties and Tenant Parties.

17.5 General Notices. Except as expressly set forth herein, any notice which may or shall be given under the provisions of this Lease shall be in writing and may be delivered: (a) by hand delivery or personal service, (b) by a reputable overnight courier service which provides evidence of delivery, or (c) by electronic mail (so long as a confirming copy is forwarded by a reputable overnight courier service within forty-eight (48) hours thereafter), if to Landlord, to the address specified in Item 4 of the Basic Lease Information, or if to Tenant, at the address specified in Item 3 of the Basic Lease Information, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Any notice shall be deemed to have been served at the time the same was received (or at the time delivery was rejected). Any notice shall be deemed to have been served at the time the same was received (or at the time delivery was rejected). Notwithstanding anything to the contrary contained herein, if (y) any breach of security in the Premises shall occur, or

(z) any service interruption shall occur (a “Critical Response Notice Event”), then: (i) unless Landlord shall have previously received notice of such Critical Response Notice Event, Tenant shall immediately provide notice to Landlord: (A) via telephone and (B) via email to Landlord to the contacts designated by Landlord in writing for Critical Response Notice Events, and (ii) unless Tenant shall have previously received notice of such Critical Response Notice Event, Landlord shall immediately provide notice to Tenant: (A) via telephone at or phone at [***] or such other number(s) and/or email address(es) as Tenant shall from time to time notify Landlord in writing.

17.6 Force Majeure. A party shall incur no liability to the other party with respect to, and shall not be responsible for any delay in or failure to perform, any of its obligations hereunder (other than payment of Rent by Tenant or any other obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such delay or failure (i) is caused by an event or condition beyond the reasonable control of the party obligated to perform and is not the result of that Party’s act, omission, negligence or willful misconduct, (ii) was not foreseeable as a specific event as of the Effective Date and did not, to the affected Party’s knowledge after reasonably inquiry, exist as of the Effective Date of this Lease, and (iii) cannot be overcome or avoided by that Party using commercially reasonable diligent efforts and routine and industry standard planning or maintenance (collectively, “Force Majeure”). Force Majeure, includes, but is not limited to: [***]

Each party shall use commercially reasonable efforts to mitigate the effect of any event of Force Majeure to the extent such event delays or inhibits performance under this Lease by such party, shall resume full performance of the affected obligations as promptly as practicable following the cessation or abatement of the applicable event, and shall keep the other party reasonably informed of the status of the event and its mitigation efforts. The amount of time for the affected party to perform the affected obligations (other than payment obligations) shall be extended only by the amount of time it is actually delayed in performing such affected obligation by reason of any Force Majeure.

Following the Commencement Date for Phase 2, and except to the extent governed by Article 10 (Casualty/Taking) or the Service Level Agreement: (A) if, solely and directly as a result of a Force Majeure, Tenant is prevented from accessing or using the Premises or any material portion thereof or from receiving the Services for a period of [***] and Tenant’s has provided Landlord written notice (which such notice shall include in reasonable detail a description of the nature and impact of the Force Majeure and portion of the Premises and Services that Tenant is prevented from using or receiving, as applicable), then Tenant’s obligation to pay Base Rent will be proportionally abated as of the date Tenant is prevented from accessing or using (based upon the portion of the Premises or Services Tenant is so prevented from using) until such time that Tenant’s access and use of the Premises and Services are restored (provided the sum of Base Rent abatement under this Section shall not exceed one-hundred eighty (180) days of Base Rent in the aggregate). If Tenant’s access or use of the Premises is prevented (and Tenant does not use or operate business from the Premises) solely and directly as a result of Force Majeure for a period of [***] or more, either party may terminate this Lease upon [***] prior written notice to the other party with no further liability to Landlord or Tenant, provided that such termination shall be null and void if use and access is available for the Permitted Use, as applicable, as of or prior to the effective date of termination. Upon such termination: (i) Tenant shall pay all Rent accrued through the termination date; (ii) Tenant shall remove Tenant’s Personal Property within [***] following the termination date; and (iii) neither party shall have any further liability to the other except for those obligations that expressly survive termination of this Lease (except as to those liabilities that accrue through the termination date).

[***]

17.7 Transfer of Landlord’s Interest.

17.7.1 Landlord shall be permitted to transfer or sell the Building or otherwise transfer its interest in the Premises, engage in change of Control transactions, and/or assign this Lease to any Person without the Tenant’s prior written consent; provided that Landlord shall not, without Tenant’s prior written consent, transfer or sell the Building or assign this Lease to an assignee or transferee that, after giving effect to such assignment or transfer, is not (or is not owned or Controlled by) a Qualified Entity (as defined herein) (a “Prohibited Transfer”). As used herein, “Qualified Entity” means an entity (a) that itself or through its Controlling parent has (i) [***] (b) that is not a Tenant Competitor (as defined below), and (c) that itself is (or is owned or Controlled by), or has engaged, a Qualified Datacenter Operator to perform its operations and maintenance obligations under this Lease. Notwithstanding the foregoing, Prohibited Transfer does not include, and the restrictions set forth in this Section 17.7 shall not apply to: (i) any mortgage or deed of trust or other Security Instrument or pledge of the direct or indirect interests in Landlord, or any foreclosure or other exercise of remedies or deed in lieu of foreclosure of any mortgage or deed of trust or other security instrument encumbering the Building or the Project, or any transfer to or by any Holder (or its designee or nominee) in connection with any of the foregoing, (ii) any change of Control resulting from a foreclosure by a holder of, or enforcement of, a pledge of the direct or indirect interests in Landlord and provided that the obligations under 17.7.1(c) are satisfied, (iii) the Business Combination or any internal reorganization or restructuring among Landlord and its Affiliates and provided that the obligations under 17.7.1(c) are satisfied, or (iv) any issuance, sale, transfer or trading of publicly traded shares of Blockfusion Digital Infrastructure, Inc. or any successor thereto on a recognized securities exchange or in an over-the-counter market, including any change of Control resulting therefrom (so long as the obligations under 17.7.1(c) are satisfied if a change of Control results therefrom). For purposes of this Section 17.7, “transfer” means a direct transfer of Landlord’s interest in the Building or direct ownership interests in the Landlord entity, and shall not include changes in the ownership of publicly traded equity securities of Blockfusion Digital Infrastructure, Inc. Upon any permitted transfer of Landlord’s interest in the Project, and provided that the successor in interest has assumed in writing all of Landlord’s obligations under the Lease arising from and after the date of such transfer and any security then held by Landlord has been transferred to such successor in accordance with this Section, Landlord shall be released from the performance of Landlord’s obligations under the Lease Documents arising from and after the date of such transfer. Landlord shall not be liable for any obligation under the Lease Documents accruing after a transfer of its interest in the Project and Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease for all obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord shall transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security. In addition, it is understood and agreed that Landlord shall have the right, from time to time, to assign its interest in this Lease in whole or, to a wholly owned subsidiary, in part; provided that any assignment to a wholly owned subsidiary shall not release Landlord from any of its obligations under the Lease Documents.

17.7.2 Tenant Competitor. As used herein, “Tenant Competitor” has the meaning detailed in Exhibit Q attached hereto, as such list may be updated from time to time by mutual written agreement of Landlord and Tenant; provided, however, that neither Landlord nor its Affiliates nor any Institutional Investor is or shall deemed to be a Tenant Competitor. Notwithstanding the foregoing, no Tenant Competitor that is an Affiliate, subsidiary, or portfolio company of an Institutional Investor shall be granted access to the Premises, Tenant’s Confidential Information, or Tenant’s proprietary or operational information. In the event of a Prohibited Transfer, Tenant, in Tenant’s sole and absolute discretion, may terminate this Lease on account of such Prohibited Transfer. The foregoing shall not limit Tenant’s other rights and remedies under this Lease and at law or in equity resulting from Landlord’s violation of the terms of this Lease. The Tenant Competitor list set forth in Exhibit Q shall be personal to the original Tenant, and shall not apply following any assignment or transfer of Tenant’s interest in this Lease to a party that is not a Tenant Affiliate. Notwithstanding the foregoing, any permitted assignee or transferee of Tenant’s rights under this Lease shall have the right to provide its own list of competitors (an “Assignee Competitor List”), which Assignee Competitor List shall be subject to Landlord’s reasonable written approval and shall replace the Tenant Competitor list set forth in Exhibit Q for all purposes hereunder effective upon the date of such assignment or transfer.

17.8 Prohibition Against Recording. Neither this Lease nor any memorandum, affidavit, or other writing with respect to (or evidencing the existence of) this Lease shall be recorded by Tenant or Landlord or by anyone acting through, under or on behalf of Tenant or Landlord, without both parties mutual written agreement.

17.9 Governing Law. This Lease shall be governed by, and construed in accordance with, the laws of the State, without regard to choice of law principles. In addition, the Parties hereby submits to local jurisdiction in the State and agrees that any action by either Party against the other Party shall be instituted in the State and that each Party shall have personal jurisdiction over the other Party for any action brought by a Party against the other Party in the State.

17.10 Attorneys’ Fees and Costs. If either Landlord or Tenant initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Lease, then the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs (including, without limitation, all reasonable expense reimbursements, reasonable expert witness fees, reasonable litigation costs, court or arbitration tribunal costs, filing fees, reasonable exhibit fees, reasonable forensic consultant fees, reasonable litigation support costs, the reasonable costs of appeals and reasonable attorneys’ fees and costs incurred in connection with post-judgment collection and enforcement efforts). The parties agree that this Section 17.10 shall survive the expiration or termination of this Lease.

17.11 Waiver of Right to Jury Trial. IN ORDER TO LIMIT THE COST OF RESOLVING ANY DISPUTES BETWEEN THE PARTIES, AND AS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THIS LEASE, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS LEASE IN WHICH LANDLORD AND TENANT ARE ADVERSE PARTIES. THE FILING OF A CROSS-COMPLAINT BY ONE AGAINST THE OTHER IS SUFFICIENT TO MAKE THE PARTIES “ADVERSE.”

17.12 Access by Landlord. [***]

17.13 Rights Reserved by Landlord. Landlord reserves the following rights exercisable with thirty (30) days advanced notice (except where such exercise of rights will materially or adversely affect Tenant’s access and use of the Premises, or as otherwise expressly provided to the contrary in this Lease) and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for set-off or abatement of Rent: (a) to change the name or street address of the Building, the Campus and/or the Project; and (b) to install, affix and maintain all signs on the exterior and/or interior of the Building, the Campus and/or the Project, provided, however, Landlord shall not install, affix, or maintain any signs in the building identifying Tenant or any Tenant Parties without Tenant’s prior written consent, which such consent may be withheld in Tenant’s sole discretion; (c) subdivide the Project and/or the Campus or any larger parcel to which the Building is a part, provided such subdivision does not increase Tenant’s costs under this Lease; (d) to display the Campus, Property and Building (except as to the Datacenter Space) to mortgagees, prospective mortgagees, prospective purchasers and ground landlords, and prospective Tenants (within the last twelve (12) months of the Lease) at reasonable hours; provided, however, that such access and entry shall be subject to Tenant’s reasonable rules and regulations, Tenant may designate a representative to accompany Landlord and any of Landlord’s mortgagee, prospective mortgagees, prospective purchasers, and ground landlords, and prospective tenants, and access to any areas containing Confidential Information and/or proprietary information, equipment, data, or materials may be restricted; (e) to improve, alter, modify, remove or change the arrangement of entrances, doors, corridors, elevators, common areas, premises and/or stairs in the Building, Campus, Common Areas as Landlord deems desirable; (f) to install, operate and maintain systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building or the Property or the Campus or any portion thereof; (g) Intentionally Deleted; (h) to retain at all times master keys or pass keys to the Premises; (i) the right to determine, in its reasonable discretion and with input from Tenant, which telecommunications providers shall be permitted access to the Building, the Campus and/or the Project; (j) the right to contract with different electricity providers from time to time in Landlord’s commercially reasonable discretion, taking into account reliability, availability, pricing, contract terms, regulatory requirements and other relevant factors so long as the supply of electrical power to the Premises is not diminished or otherwise adversely affected; and (k) the absolute right to lease space in the Campus and the Project and to create such other tenancies in the Campus and the Project as Landlord, in its sole business judgment, shall determine is in the best interests of the Campus and/or the Project (and Landlord does not represent and Tenant does not rely upon any specific type or number of tenants occupying any space at the Campus and the Project during the Term of this Lease).

17.14 Confidentiality.

17.14.1. [***]

17.14.2. [***]

17.14.3. [***]

17.14.4. [***]

17.15 Intellectual Property. Landlord solely and exclusively owns and shall retain all right, title and interest in and to the Landlord IP and all improvements, modifications, derivatives, enhancements or updates (“Improvements”) thereto. Tenant solely and exclusively owns and shall retain all right, title and interest in and to the Tenant IP and all Improvements thereto. Landlord shall not (and shall not permit any party to): (a) use any Tenant IP in any manner other than as reasonably necessary to perform Landlord’s obligations under this Lease; or (b) infringe, misuse or misappropriate any Intellectual Property. Tenant shall not (and shall not permit any party to): (a) use any Landlord IP in any manner other than as reasonably necessary to use the Premises and Services in accordance with the terms of this Lease; or (b) infringe, misuse or misappropriate any Intellectual Property in connection with the use of the Premises or Services. Except for the rights expressly granted herein, this Lease does not transfer to either Party any Intellectual Property of the other Party, and: (i) Tenant shall not acquire (by license or otherwise, whether express or implied) any rights in any Landlord IP; and (ii) Landlord shall not acquire (by license or otherwise, whether express or implied) any rights in any Tenant IP. Each Party shall ensure that each of its subcontractors shall be bound in writing to protect the other Party’s Intellectual Property on terms consistent with the terms of this Lease (including Sections 17.13 and 17.14). Each Party shall not, directly or indirectly, reverse engineer, decompile, disassemble, decode or adapt the other Party’s Intellectual Property, or otherwise attempt to derive or gain access to the source code of any software or trade secrets of the other Party. Tenant shall be solely responsible for the data and services provided by Tenant or any Tenant Party, and Landlord shall not be responsible for such Tenant data or services or the manner in which such Tenant data or services is used by Tenant, any Tenant Party or any other person or entity accessing such Tenant data or services through or on behalf of Tenant or any Tenant Party. “Intellectual Property” means all intellectual property rights throughout the world, whether registered or unregistered, now or hereafter in force or recognized, including all rights in patents, designs and inventions (whether or not protected under patent laws); works of authorship, copyrights, database rights, information fixed in any tangible medium of expression (whether or not protected under copyright laws), moral rights and mask works; trademarks, trade names and trade dress, together with the goodwill associated therewith; trade secrets, and rights in know-how, proprietary information or ideas (whether or not protected under trade secret laws); privacy rights and publicity rights; any other similar protected rights in any country; and all applications for, registrations, renewals or extensions of these rights. “Background IP” means Intellectual Property that has been or will be acquired, created, developed or discovered by or on behalf a Party or its Affiliates (A) on or prior to the Effective Date; or (B) after the Effective Date outside the activities performed under this Lease without the use of the other Party’s Intellectual Property or Confidential Information. “Landlord IP” means Landlord’s Background IP, and Landlord Intellectual Property embodied in the Premises, Building or Project and all equipment, hardware, software and infrastructure contained therein (except for Tenant’s Personal Property and tenant’s infrastructure within the Datacenter Space). “Tenant IP” means Tenant’s Background IP, including Intellectual Property embodied in the Tenant’s Personal Property, data, software, infrastructure and other proprietary materials owned by Tenant or its Affiliates. For the avoidance of doubt, each Party agrees that a Party’s use of the other Party’s Intellectual Property as permitted under this Lease and in connection with the Services under this Lease shall not constitute an infringement of the other Party’s Intellectual Property or a breach of this Lease.

17.16 Brokers. Each party hereto represents to the other that it has not engaged, dealt with, or been represented by any broker or finder in connection with this Lease other than the brokers specified in Items 12(a) and 12(b) of the Basic Lease Information. Landlord and Tenant shall each indemnify, defend (with legal counsel reasonably acceptable to the other) and hold harmless the other party from and against all Claims (including attorneys’ fees and all litigation expenses) related to any claim made by any other person or entity for any commission or other compensation in connection with the execution of this Lease or the leasing of the Premises to Tenant if based on an allegation that claimant dealt through the indemnifying party. Landlord hereby agrees to pay all brokerage commissions or finder’s fees (if any) that may be due to the brokers identified herein in connection with this Lease.

17.17 Intentionally Deleted.

17.18 Authority. If a Party signs as a corporation, partnership, limited liability company or other similar entity, such Party does hereby covenant and warrant that each of the persons executing this Lease on behalf of Tenant is/are a duly authorized and existing entity, that each Party has and is qualified to do business in State, that each Party has full right and authority to enter into this Lease, and that each of the persons signing on behalf of such Party is authorized to do so.

17.19 Counterparts; Electronic Execution. This Lease may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. The parties hereto consent and agree that this Lease may be signed and/or transmitted by e-mail of a .pdf document, or using electronic signature technology (e.g., via DocuSign, AdobeSign, or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (a) to the extent a party signs this Lease using electronic signature technology, by clicking “sign”, such party is signing this Lease electronically, and (b) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability, and admissibility, the same as hand-written signatures. Tenant’s online acceptance of any or all portions of this Lease (including but not limited to any of the Exhibits to this Lease) shall be deemed an execution for purposes of the preceding sentence, and Tenant shall not have the right to object to the manner (i.e., online acceptance, electronic signatures, fax, or scanned images of signature pages) in which this Lease was executed as a defense to the enforcement of this Lease.

17.20 REIT Savings Clause. Notwithstanding anything in this Lease to the contrary, Landlord shall have the right from time to time to assign part of its interest and obligations under this Lease to an Affiliate of Landlord if and to the extent that Landlord determines that such assignment is necessary or advisable in connection with the status of Landlord or any Affiliate of Landlord as a real estate investment trust within the meaning of Section 856 of the United States Internal Revenue Code of 1986, as amended ; provided that no such assignment shall (i) increase Tenant's monetary or other obligations under this Lease, (ii) diminish or adversely affect any of Tenant's rights or remedies under this Lease or the quality or level of any Services or other performance to be furnished to Tenant,

(iii) increase the aggregate amount payable by Tenant under this Lease, (iv) require Tenant to pay any party other than Landlord, to recognize or attorn to such Affiliate, or to enter into any new or additional agreement, or (v) relieve Landlord of any of its obligations or liabilities under this Lease, Landlord remaining fully and primarily liable for the performance of all of Landlord's obligations under this Lease notwithstanding any such assignment. If any amount is paid with respect to the Services described in this Lease that are so assigned to an Affiliate of Landlord, then any such amount that is paid by Tenant to Landlord with respect thereto (as determined by Landlord in its sole discretion) will be received by Landlord as an agent of, and paid over to, such Affiliate, and any such payment by Tenant to Landlord shall fully discharge Tenant's corresponding obligation under this Lease.

17.21 OFAC Compliance. The Parties acknowledge that the facilities, systems, equipment, and Services provided under this Agreement may be subject to trade, export control and sanctions laws and regulations, including, but not limited to, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), U.S. Department of State’s Directorate of Defense Trade Controls, the United Kingdom and European Union, among others (collectively “Trade Compliance Laws”). Landlord and Landlord Parties shall not permit access to, or performance of services at, the Building or the Premises by: (a) any national of a country identified on the BIS Country Group D:5 or E lists, as set forth in Supplement No. 1 to Part 740 of the EAR (the current version of which is available at: https://www.ecfr.gov/current/title-15/subtitle-B/chapter-VII/subchapter-C/part-740/appendix-Supplement%20No.%201%20to%20Part%20740), as may be amended from time to time; or (b) any individual or entity that is listed on, or owned or controlled by parties listed on, the OFAC Specially Designated Nationals and Blocked Persons (“SDN”) List, OFAC Non-SDN Consolidated Sanctions List, BIS Entity List, BIS Denied Persons List, BIS Unverified List, BIS Military End User List, or the U.S. Department of Defense 1260H List, or otherwise the subject of sanctions measures. Landlord represents and warrants that it will screen its personnel, contractors, and agents accordingly and ensure that no restricted individual is granted physical or virtual access to the data centers. Landlord shall indemnify and hold harmless Tenant for any liability, penalties, or costs arising out of a breach of this Section. Tenant reserves the right to deny or revoke Premises access to any individual reasonably believed to be in violation of this Section or any applicable Trade Compliance Laws. Tenant and Landlord represent and warrant to each other that it: (i) is not a Person that is the target of any economic sanctions administered or enforced by the United States (including the Office of Foreign Assets Control of the OFAC and the United States Department of State) or the United Nations; and (ii) is not owned or controlled by any such Person described in the foregoing clause (ii). Tenant and Landlord covenant and agree: (y) to comply with all requirements of applicable Laws relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter existing, in connection with this Lease, and (z) to immediately notify the other party in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached.

17.22 Limitation of Liability.

17.22.1 [***]

E.

17.22.2 [***]

17.22.3 [***]

17.23 Offset of Rent. Notwithstanding anything to the contrary contained herein, in the event that Tenant has the express right under this Lease to offset any amount against the payment of Rent, then, after Landlord’s failure to pay or credit any amounts as expressly set forth herein, Tenant may offset the applicable amount against Base Rent, subject to satisfaction of the following conditions:

(a) Tenant shall have delivered to Landlord a notice stating the amount that Landlord has failed to reimburse or credit Tenant for (the “Offset Amount”), Tenant’s intention to offset the same against Base Rent, and citing the applicable obligation of Landlord under this Lease (the “Offset Notice”), and (b) Landlord shall not have either paid or credited Tenant the applicable Offset Amount or otherwise sent any objection notice to Tenant disputing the Offset Amount or the issuance of the Offset Notice within thirty (30) days following receipt of the Offset Notice. If Landlord timely objects to Tenant’s Offset Notice, then the parties shall enter into the Dispute Process. Provided all requirements in this Section have been met, on a monthly basis, Tenant may not offset more than [***].

17.24 Dispute Process.

17.24.1. Expedited Resolution of Disputes Regarding Commencement and Construction Disputes.

(a) Construction and Commencement Disputes. All Construction and Commencement Disputes arising under the Lease shall be resolved in accordance with the provisions set forth in this Section 17.24.1, which is the sole and exclusive method, means and procedure to resolve Construction and Commencement Disputes; all other Disputes shall be resolved in accordance with Section 17.24.2, The Parties hereby irrevocably waive any and all rights to the contrary (with respect to Construction and Commencement Disputes) and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section 17.24.1. “Construction and Commencement Disputes” means any good faith dispute regarding a Technical Matter concerning: (i) satisfaction of any Commencement Date Condition for a Phase, (ii) achievement of Substantial Completion of Landlord’s Installations for a Phase, (iii) completion of the Commissioning for a Phase, or (iv) the existence, scope, or completion of any punch-list or corrective work with respect to Landlord’s Installations; provided that Construction and Commencement Disputes shall not include any dispute regarding the interpretation of this Lease or any claims for damages, Delay Credits or other credits, abatement, offset, indemnifications, or termination, or any other legal right or remedy, all of which shall be exclusively resolved under Section 17.24.2. “Technical Matter” means a factual question capable of determination by professional construction or engineering judgment, in each case solely by reference to one or more of the following benchmarks: (i) the Base Design Specifications; (ii) the Commissioning requirements set forth in Schedule F-2 to Exhibit F; (iii) the plans and specifications for Landlord’s Installations approved pursuant to this Lease, including Tenant Approvals and Tenant Requested Modifications as provided in Exhibit F; (iv) manufacturer specifications for installed equipment; and (v) the written standards of any testing, commissioning, or standards organization expressly referenced in any of the foregoing (collectively, the “Technical Benchmarks”). A Technical Matter includes, without limitation: (a) whether work has been performed, installed, or completed; (b) whether installed work or systems conform to, or deviate from, the Technical Benchmarks; (c) whether Commissioning tests were performed and passed in accordance with Schedule F-2 to Exhibit F; (d) the existence, physical scope, and completion of any punch-list or corrective work; and (e) the date on which any of the foregoing occurred. A Technical Matter does not include: the interpretation, validity, or enforceability of any provision of this Lease; whether any Party has breached this Lease; the legal effect or consequence of any determination; causation of, or responsibility for, any delay; or the amount of, or entitlement to, any payment, credit, abatement, or other remedy. If a dispute presents both a Technical Matter and any other question, the Independent Consultant shall determine only the Technical Matter, which determination shall be final and binding on the Parties notwithstanding the pendency of any other dispute, and the remainder of the dispute shall be resolved under Section 17.24.2; a disagreement between the Parties over whether a question constitutes a Technical Matter is a question of contract interpretation reserved for resolution under Section 17.24.2, and not for the Independent Consultant, provided that such disagreement shall not suspend or delay a Party’s obligation to comply with, or the Independent Consultant’s determination of any question referred under, this Section 17.24.1.

(b) Independent Consultant. In the event the Parties are unable to resolve a Construction and Commencement Dispute in good faith within the time periods set forth in the Lease, either party may refer such Construction Dispute for determination by independent construction consultant who specializes in the construction of data center space in the market in which the Premises is located. has at least ten (10) years of experience in such matters, and who has no direct economic interest in the Lease or the transactions associated with it (the “Independent Consultant”), by delivering to the other Party a written notice that prominently and expressly states that expedited dispute resolution is being sought and contains a description of the Technical Matter(s) in dispute, the Technical Benchmark(s) alleged to be unsatisfied, and the determination sought (an “Expedited Dispute Notice”). The Parties shall mutually agree upon an Independent Consultant within five (5) Business Days after delivery of an Expedited Dispute Notice; failing agreement upon an Independent Consultant within that timeframe either Party may apply to a court of competent jurisdiction under CPLR 7601 for appointment of an Independent Consultant meeting the foregoing qualifications, and any such appointment shall be binding on the Parties. Promptly upon acceptance of its appointment the Independent Consultant shall execute a written undertaking to act as an expert, and not as an arbitrator, and to perform in accordance with this Section 17.24.1. Within ten (10) Business Days after the appointment of the Independent Consultant, each Party shall deliver to the Independent Consultant and the other Party a single written statement of its position, together with supporting documentation, and each Party may deliver a single written response within five (5) Business Days after receipt of the other Party’s statement. The Independent Consultant shall make its determination on the Parties’ written submissions, without any hearing or pre-hearing conference, unless the Independent Consultant determines that a hearing is necessary, in which case the hearing shall be limited to no more than one (1) day. For the avoidance of doubt, the Independent Consultant shall not be required to conduct a formal hearing or to administer oaths. The Independent Consultant may conduct such independent investigation as it deems necessary (including site visits and review of project records), may rely upon its own knowledge and experience, and may communicate with either Party individually to request information or clarification, provided it promptly discloses the substance of any such communication to the other Part and affords the other Party a reasonable opportunity to respond. The Independent Consultant shall issue its decision no later than twenty (20) Business Days after its appointment (or, if a hearing is held, no later than five (5) Business Days after the conclusion of the hearing).

(c) Generally. This Section 17.24.1 is not an arbitrations agreement. Dispute resolution under this Section 17.24.1 constitutes an agreement to an expert determination under CPLR Article 76 and shall be conducted in the State of New York. Any Party may be represented by counsel or other authorized representative. The Independent Consultant shall determine only the Technical Matter(s) submitted, and shall have no authority to determine any question of law, grant any remedy or relief, to award any amount, or to determine any question that is not a Technical Matter, and any determination by the Independent Consultant on any questions that is not a Technical Matter shall be of no force or effect. The Independent Consultant shall determine any Technical Matters in accordance with the technical specifications and provisions of the Lease. The decision of the Independent Consultant shall be accompanied by a written statement explaining the factual basis therefor. A determination of the Independent Consultant shall be final and binding on the Parties in any subsequent proceedings under Section 17.24.2, and enforceable through special proceeding under CPLR 7601, except in the case of fraud, bad faith, manifest mathematical or clerical error, or failure to follow the procedures set forth in this Section 17.24.1. The fees and costs of the Independent Consultant shall be split evenly among the Parties.

(d) No Suspension; True-Up. Tenant shall commence and continue payment of Rent as and when provided in this Lease notwithstanding any pending Construction and Commencement Dispute, and the delivery or pendency of any Expedited Dispute Notice shall not suspend or delay the occurrence of any Commencement Date where such Commencement Date Conditions have alleged to have been satisfied by Landlord in accordance with this Lease. If the Independent Consultant determines that a Commencement Date Condition was not satisfied as of the date certified or noticed by Landlord, the applicable Commencement Date shall be adjusted to the date of satisfaction determined by the Independent Consultant, and any amounts paid or credited on the basis of the unadjusted date shall be promptly trued up between the Parties, together with interest at the Default Rate from the date paid until repaid or credited. Notwithstanding the foregoing, during any such period of pendency, the payment of Delay Credits, rent abatement, or termination of this Lease on account of the matter in dispute shall be suspended until the conclusion of the Construction and Commencement Dispute.

17.24.2. General Dispute Resolution. Except for disputes subject to Section 17.24.1, which shall be resolved exclusively under Section 17.24.1, the procedures set forth in this Section 17.24.2 shall apply to any claim, dispute, or disagreement arising out of or relating to this Lease, its breach, interpretation, or enforcement (each, a "Dispute"). Compliance with subsections (a) and (b) is a condition precedent to commencing litigation with respect to a Dispute, subject to subsection (d).

(a) Senior Executive Negotiation. Either Party may initiate this process by delivering written notice of a Dispute to the other party, describing the Dispute in reasonable detail and identifying the provisions of this Lease at issue (a "Dispute Notice"). Within ten (10) Business Days after the Dispute Notice, each party shall designate a senior executive with authority to settle the Dispute, and such executives shall meet and confer in good faith (in person, by videoconference, or by telephone) to attempt to resolve the Dispute. If the Dispute is not resolved within twenty (20) Business Days after the Dispute Notice (or such longer period as the parties may agree in writing), either party may proceed to mediation under subsection (b).

(b) Mediation. Before commencing any litigation regarding a Dispute, the parties shall first submit the Dispute to non-binding mediation administered by a mutually acceptable mediator or, failing agreement on a mediator within ten (10) Business Days, by JAMS or the American Arbitration Association under its commercial mediation rules. The mediation shall take place in the State of New York (or by videoconference, at the parties' mutual election) and shall be conducted by a mediator experienced in digital infrastructure and data center matters. The parties shall participate in good faith and shall each bear their own costs of the mediation, and shall share equally the fees and expenses of the mediator and the administering body. If the Dispute is not resolved within thirty (30) days after the mediator is engaged (or such longer period as the parties may agree in writing), or if the other party fails to participate in the negotiation or mediation process within the applicable periods, either party may thereafter pursue litigation in accordance with subsection (c).

(c) Litigation; Venue; Jury Waiver. If a Dispute is not resolved through the procedures in subsections (a) and (b), either party may commence litigation in the courts designated in, and subject to the governing law provisions of, Section 17.9 of this Lease. Section 17.10 (Attorneys' Fees and Costs) and Section 17.11 (Waiver of Right to Jury Trial) shall apply to any such litigation.

(d) Preservation of Rights and Remedies. Notwithstanding anything to the contrary in this Section 17.24.2: (i) either party may at any time, without first complying with subsections (a) and (b), seek a temporary restraining order, preliminary or permanent injunction, or other equitable or provisional relief from a court of competent jurisdiction where necessary to prevent irreparable harm, to preserve the status quo, or to prevent the expiration of any applicable limitations period or the loss of any right; (ii) subject to and without waiver of the Expedited Resolution of Disputes Regarding Commencement and Construction Disputes set forth in Section 17.24.1, nothing in this Section 17.24.2 shall limit, delay, condition, or waive a Party’s exercise of any right expressly granted to such Party elsewhere in this Lease, including any right of termination, rent abatement, or offset (including under Section 17.23), or any Delay Credits or Service Level Credits, and a Party may exercise any such right without first complying with, or waiting for the completion of, the procedures in this Section 17.24.2; and (iii) the running of any applicable statute of limitations, notice or cure period, or other contractual or legal deadline shall be tolled with respect to a Dispute from the date the Dispute Notice is delivered until fifteen (15) Business Days after the conclusion of the mediation under subsection (b) (or, if earlier, a party's failure to participate as required).

(e) Continued Performance. During the pendency of any Dispute and the procedures under this Section 17.24.2, each party shall continue to perform its obligations under this Lease; provided, however, that, subject to and without waiver of the Expedited Resolution of Disputes Regarding Commencement and Construction Disputes set forth in Section 17.24.1, this subsection

(e) shall not require Tenant to pay any amount that Tenant is expressly permitted to withhold, abate, or offset under this Lease, and shall not limit either party's right to terminate this Lease where expressly permitted.

(f) Confidentiality. All communications, offers, and materials exchanged in the course of the negotiation and mediation under this Section 17.24.2 shall be treated as confidential settlement communications, shall be inadmissible in any subsequent proceeding to the fullest extent permitted by Law, and shall be subject to the confidentiality provisions of Section 17.14.

17.25 Sustainability. Landlord and Tenant agree that Tenant may, from time to time with reasonable prior notice to Landlord, request implementation of certain sustainability requirements as detailed in Exhibit P-1 (the “Sustainability Requirements”) at Tenant’s sole cost and expense. Landlord agrees to use commercially reasonable efforts to work collaboratively with Tenant to engage in improvement efforts to maximize the efficiency of the Building and minimize the environmental impact of the Building pursuant to Exhibit P-1 and Exhibit P-2 (the “EHS Requirements”).

17.26 Customer Order Forms. From time to time during the Term, Tenant and Landlord may agree that Tenant will purchase from Landlord, and Landlord will provide to Tenant additional certain services, utilities or products, in which event the parties shall execute additional customer orders on Landlord’s standard form signed by both Tenant and Landlord (each such signed order being a “Customer Order Form”).

17.27 Intentionally Deleted.

17.28 Offtake Customer. Tenant shall use commercially reasonable efforts to secure, and confirm to Landlord in writing, a fully committed offtake customer with an investment grade credit rating from at least two (2) of S&P, Fitch, Moody's and DBRS (an “Offtake Customer”) for the Building. Tenant shall provide Landlord with written notice promptly following the execution of any binding offtake agreement with an Offtake Customer, together with evidence of the Offtake Customer’s credit ratings (which Landlord shall treat as Tenant’s Confidential Information in accordance with Section 17.14).

17.29 Investor Meetings. Prior to the closing of the transactions contemplated by that certain Business Combination Agreement, dated November 19, 2025, as amended, by and among Blue Acquisition Corp., Blockfusion Data Centers, Inc., Atlas I Merger Sub, Atlas Merger Sub, Inc., and Blockfusion USA, Inc. (the “Business Combination”), [***]

17.30 Community Outreach. [***]

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the Effective Date.

LANDLORD:

NORTH EAST DATA, LLC,
a Delaware limited liability company

By:	/s/ Alex Martini-Lo Manto
Name:	Alex Martini-Lo Manto
Title:	Chief Executive Officer

Date:	9/4/2026

TENANT:

COREWEAVE, INC.,
a Delaware corporation

By:	/s/ Sachin Jain
Name:	Sachin Jain
Title:	Chief Operating Officer

Date:	9/4/2026